Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

BLUE WATER VACCINES INC.

AND

VERU INC.

DATED AS OF APRIL 19, 2023

TABLE OF CONTENTS

1.	Defined Terms; Construction		1

	1.01	Defined Terms	1
	1.02	Construction	12

2.	Sale of Assets		13

3.	Assets Excluded From Transaction		13

4.	Excluded Liabilities; Assumption of Liabilities; Non-Assignable Assets		14

	4.01	Excluded Liabilities	14
	4.02	Assumed Liabilities	14
	4.03	Non-Assignable Assets	15

5.	Purchase Price; Milestone Payments; Closing; Allocation		16

	5.01	Purchase Price	16
	5.02	Milestone Payments. .	16
	5.03	Closing; Closing Payments.	19
	5.04	Allocation	20
	5.05	Withholding	20

6.	Deliveries at Closing.		20

	6.01	Deliveries by Seller at or Prior to Closing	20
	6.02	Deliveries by Buyer at or Prior to Closing	21

7.	Representations and Warranties of Seller		21

	7.01	Organization	21
	7.02	Authorization of Agreement; No Violation	21
	7.03	Consents and Approvals	22
	7.04	Absence of Changes	22
	7.05	Title to Acquired Assets; Sufficiency of Acquired Assets	22
	7.06	Assumed Business Contracts	23
	7.07	Intellectual Property	23
	7.08	Proceedings; Orders	25
	7.09	Legal Compliance	25
	7.10	Compliance with Health Care Laws	25
	7.11	Business Information; Undisclosed Liabilities	28
	7.12	Taxes	28
	7.13	Certain Transactions	29
	7.14	Insurance	29
	7.15	Customers and Suppliers	29
	7.16	Product Matters	29

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	7.17	Brokerage	29
	7.18	No Additional Representations	29

8.	Representations and Warranties of Buyer		30

	8.01	Organization	30
	8.02	Authorization of Agreement; No Conflict.	30
	8.03	Litigation	30
	8.04	Brokerage	30
	8.05	Financial Capability; Solvency	30
	8.06	No Additional Representations or Warranties	30

9.	Covenants and Agreements.		31

	9.01	Restrictive Covenants.	31
	9.02	Publicity	31
	9.03	Post-Closing Access to Records and Personnel	32
	9.04	Expenses	32
	9.05	Wrong Pockets Clause.	32
	9.06	Transition Services	32
	9.07	Further Assurances	33
	9.08	Use of Inventories of Business Products	33

10.	Indemnification		33

	10.01	Indemnification by Seller	33
	10.02	Limitations on the Indemnification Obligations of Seller	33
	10.03	Indemnification by Buyer	35
	10.04	Indemnification Procedure.	35
	10.05	Tax Treatment	36
	10.06	Exclusive Remedy	36

11.	Miscellaneous.		36

	11.01	Governing Law	36
	11.02	Entire Agreement	36
	11.03	Notices	37
	11.04	Incorporation of Terms	37
	11.05	Severability	37
	11.06	Waiver	37
	11.07	Amendment	38
	11.08	Assignment; Binding Effect	38
	11.09	Benefit	38
	11.10	Disclosure Schedule	38
	11.11	Specific Performance	38
	11.12	Negotiation of Agreement	38
	11.13	Facsimile Signature; Counterparts	38

ii

Annexes

Annex A	Assumed Business Contracts
Annex B	Business Domain Names
Annex C	Business Know-How
Annex D	Business Trademarks
Annex E	Seller Marks

Exhibits

Exhibit A	Form of Note A	A-1
Exhibit B	Form of Note B	B-1
Exhibit C	Form of Note C	C-1
Exhibit D	Purchase Price Allocation	D-1
Exhibit E	Form of Bill of Sale	E-1
Exhibit F	Form of Assignment and Assumption Agreement	F-1

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 19, 2023 by and between BLUE WATER VACCINES INC., a Delaware corporation (“Buyer”), and VERU INC., a Wisconsin corporation (“Seller”).

RECITALS

A.  Seller is in the business of, directly or indirectly through independent third parties, producing, manufacturing, processing, transporting, distributing, promoting, marketing, commercializing, selling or otherwise disposing of its proprietary and FDA approved drug product ENTADFI (finasteride and tadalafil) (the “Business Product”) for the treatment of BPH, or an enlarged prostate gland (the “Business”).

B.  Subject to the terms and conditions of this Agreement, (i) Seller desires to sell and assign to Buyer, and Buyer desires to purchase and acquire from Seller, the Acquired Assets (as defined below), and (ii) Seller desires to assign to Buyer, and Buyer desires to assume and be responsible for, all of Seller’s liabilities and obligations included in the Assumed Liabilities (as defined below).

C.  Contemporaneously with and in contemplation of the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, Mitchell Steiner, M.D. and Harry Fisch, M.D. are each entering into non-compete agreements (the “Non-Compete Agreements”) with Buyer, to be effective upon the Closing.

AGREEMENTS

In consideration of the Recitals and the mutual agreements set forth below, the Parties agree as follows:

1.  Defined Terms; Construction.

1.01  Defined Terms. Certain terms used in this Agreement are defined below:

“Acquired Assets” means all of the assets, properties and rights of Seller and its Subsidiaries primarily related to the Business, whether tangible or intangible, real, personal or mixed, which in any event shall include all of the following assets, properties and rights (but excluding any Excluded Assets, as defined below), whether or not any of such assets, properties or rights have any value for accounting purpose or are carried or reflected on or specifically referred to in Seller’s or its applicable Subsidiary’s books or financial statements:

(a)  the Business Intellectual Property;

(b)  the Business Inventory;

(c)  all rights and interests of Seller and its Affiliates to or in all Regulatory Approvals for the Business Product whether obtained before or after the Closing;

(d)  all Regulatory Documentation;

(e)  all rights of Seller and its subsidiaries under the Contracts set forth on Annex A (the “Assumed Business Contracts”);

(f)  all books and records relating primarily to the Business or the Acquired Assets or reasonably necessary to conduct the Business, including the Regulatory Documentation and any other information, files, invoices, correspondence, records (including billing records), sales and promotional literature, manuals, customer and suppler correspondence, data, plans and reports, including customer, supplier, distribution, price and mailing lists, and all accounting or other books and records in whatever media retained or stored of Seller or any of its Subsidiaries to the extent related primarily to the Business;

(g)  all equipment, mechanical and spare parts, trade fixtures, production supplies, molds, tools, tooling and dyes, whether or not in the possession of the Seller or any of its Subsidiaries, to the extent related primarily to the Business;

(h)  all Pre-Closing Receivables and Post-Closing Receivables;

(i)  all guaranties, warranties, indemnities and similar rights in favor of Seller or a Subsidiary related to any item listed in (a) through (h) above;

(j)  all rights to the claims, counterclaims, credits, causes of action, rights of recovery, rights of setoff or similar rights related to any item listed in (a) through (i) above, whether arising out of actions or conditions occurring prior to, on or after the Effective Time; and

(k)  all goodwill and the going concern value of the Business.

“Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with, such first Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, membership interests, by contract or otherwise.

“Business Day” means any day that is not a Saturday or Sunday, or any other day on which banks are required or authorized by Law to be closed in New York, New York or Miami, Florida.

“Business Domain Names” means all Domain Names owned or controlled by Seller or its Subsidiaries as of the Closing that are necessary for, used for, held for use for or primarily related to the Business, including the Domain Names set forth on Annex B.

“Business Intellectual Property” means the Business Domain Names, the Business Know-How, and the Business Trademarks.

“Business Inventory” means all finished or unfinished goods associated with the Business Products (together with any packaging materials) including API, work in process, finished goods, labels and bottles owned as of the Closing by Seller or any of its Subsidiaries, wherever located.

“Business Know-How” means any Know-How owned or controlled by Seller or its Subsidiaries necessary for, used for, held for use for or primarily related to the Business, including the Know-How set forth on Annex C.

“Business Trademarks” means all Trademarks owned or controlled by Seller or its Subsidiaries as of the Closing that are necessary for, used for, held for use for or primarily related to, the Business, including the Trademarks listed on Annex D, but excluding the Seller Marks.

“Camargo Contract” means that certain Asset Purchase Agreement for Tadalafil-Finasteride Combination dated December 11, 2017, between Seller and Premier Consulting (as successor-in-interest to Camargo Pharmaceutical Services, LLC).

“Cash” means all cash and cash equivalent items of Seller, including checking account balances, bank account balances, safety deposit boxes, certificates of deposit and similar items held or maintained by Seller.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any confidential or proprietary information, including any formula, pattern, device, compilation or information, proprietary technical, economic, environmental, operational, financial, technology, operating, financial and/or other business information, methods of operation, financial statements, trade secrets, market studies and forecasts, competitive analyses, target markets, advertising techniques, pricing policies and information, specifications for products, equipment and processes, manufacturing and performance specifications and procedures, engineering drawings and graphs, technical, research and engineering data, manufacturing know-how, the substance of agreements with customers and others, marketing and similar arrangements, servicing and training programs and arrangements, customer lists, customer profiles, customer preferences, other trade secrets and any other documents or materials embodying such information, employee census information and, as required by applicable Law, other employee information.

“Contracts” means contracts, agreements, purchase orders, leases, licenses and instruments or other binding arrangement, whether oral or written.

“Copyright” means all copyrights and all rights in any copyrightable works, in all forms and media, including html and web content, and any copyright registrations or applications therefor and all extensions, restorations, reversions and renewals of any of the foregoing.

“Data Protection Laws” means the data protection and privacy laws of each country where the Seller is established and those of each country where any Personal Information is collected, transmitted, secured, stored, shared or otherwise processed by or on behalf of the Seller and that are applicable to the Seller, including, as applicable, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act 42 U.S.C. §§ 17921 et seq. (collectively, “HIPAA”) the General Data Protection Regulation 2016/680 of the European Parliament, and shall also mean the Massachusetts data protection law, 201 CMR 17.00, the California Consumer Privacy Act, and Section 5 of the (U.S.) Federal Trade Commission Act and any and all laws and regulations governing privacy, cybercrime, data protection or privacy, or unfair or deceptive trade practices with respect to privacy, data protection, or information security.

“Data Room” means the ENTADFI Donnelley Financial Services virtual data room established by Seller in connection with the transactions contemplated by this Agreement.

“Domain Names” means any and all internet or global computing network addresses or locations, including all generic top-level domains and country code top-level domains.

“Effective Time” means 11:59 p.m. New York time on the Closing Date.

“Encumbrance” means any lien, security interest, pledge, charge, hypothecation, mortgage or similar encumbrance, except to the extent: (a) relating to Taxes not due as of the Effective Time or the validity of which are being contested in good faith by appropriate proceedings; (b) imposed by Law for ad valorem, property or other Taxes that are not yet due and payable; (c) of any mechanics’, workmen’s, repairmen’s, warehousemen’s, processor’s, landlord’s, carrier’s, maritime, materialmen’s, consignee’s or other like encumbrances (including all statutory encumbrances arising or incurred in the Ordinary Course of Business and related to amounts that are not delinquent); (d) arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not due as of the Effective Time; (e) of any non-exclusive, non-perpetual licenses, leases and subleases of property and assets in the Ordinary Course of Business; (f) incurred by or resulting solely from the actions of Buyer; or (g) municipal and zoning ordinances and agreements entered into under them, access easements, easements for the distribution of utility and municipal services, recorded building and use restrictions and covenants. For the avoidance of doubt, any royalties arising under the Camargo Contract following Closing shall not be “Encumbrances” hereunder.

“Excluded Assets” means any and all of the following:

(a) all Cash and all rights or interests in the cash management system of Seller;

(b) all Intellectual Property of Seller other than the Business Intellectual Property;

(c) all rights of Seller and its Subsidiaries under Contracts that are not Assumed Business Contracts;

(d) all intercompany receivables owed to Seller by any of its Affiliates;

(e) all insurance policies of Seller and all rights, claims or causes of action of Seller of every nature arising under such insurance policies;

(f) all Tax Returns and Tax records of Seller, and all claims for and right to any Tax refunds relating to any Pre-Closing Taxes for which Seller has liability under this Agreement;

(g) all equity interests of Seller and any of its Affiliates;

(h) all rights in or to Seller’s franchise to be a corporation and its charter and all other corporate franchise, stock record books, corporate record books containing minutes of meetings of directors and shareholders and such other records as have to do with Seller’s organization or capitalization;

(i) all rights of Seller under this Agreement and the other Transaction Documents;

(l)  all Permits that are held by Seller and required or necessary for the operation of the Business or use and ownership of the Acquired Assets (but excluding the Regulatory Approvals);

(k)  all other assets of Seller that are not otherwise identified as Acquired Assets, including, without limitation, any assets relating to Seller’s other businesses.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Fraud” means actual and intentional fraud, and more specifically, as used with respect to this Agreement, shall be limited to a knowing and intentional misrepresentation with the intent that the other Party (i.e., Buyer or Seller, as applicable) rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date hereof.

“Governmental Authority” means any foreign or United States federal, provincial, state, municipal or local government agency, division, or subdivision thereof or any regulatory body, agency, authority or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof).

“Health Care Laws” means (a) the Federal Food, Drug, and Cosmetic Act, as amended (the “FDCA”), and all rules and regulations promulgated or issued thereunder, (b) all other applicable Laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions administered by the FDA and other United States regulatory authorities, including the Federal Trade Commission and the Consumer Product Safety Commission, governing or relating to good laboratory practices, good clinical practices, recordkeeping, the manufacture, import, export, testing, development, approval, processing, reporting, packaging, labeling, storage, marketing, sale, distribution and use of any compounds or products manufactured by or on behalf of Seller, including, without limitation, the FDA’s current Good Manufacturing Practice Regulations for drugs at 21 C.F.R. Parts 210 and 211, and (c) any and all other applicable federal, state, local, health care Laws, rules and regulations, ordinances, judgments, decrees, orders, writs, and injunctions, each of (a) through (c) as may be amended from time to time.

“Indebtedness” means (a) all obligations for borrowed money, whether current or funded, secured or unsecured, (b) all obligations for the deferred purchase price of any property or services, including earn outs, payments under non-compete agreements and seller notes (other than trade accounts payable reflected on the balance sheet of such Person as current liabilities arising in the ordinary course of business consistent with past practice of such Person from the purchase of inventory and supplies), (c) all obligations created or arising under any conditional sale or other title retention agreement regarding property acquired by such Person, (d) all obligations secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases required to be, in accordance with GAAP, recorded as capital leases under which such Person is liable as lessee, (f) any obligation regarding bankers’ acceptances or letters of credit, whether drawn or not, (g) any obligations secured by liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (h) all obligations of a type referred to in clauses (a) through (g) above which are directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (i) interest, principal, prepayment penalty, taxes, fees, or expenses, to the extent due or owing in respect of those items in clauses (a) through (h) above, whether resulting from their payment or discharge or otherwise, and (j) any refinancing of any of the foregoing obligations. For the avoidance of doubt, the Post-Closing Payables included in the Assumed Liabilities are not “Indebtedness” hereunder.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including all United States and foreign (a) patents and patent applications, (b) trademarks, service marks, trade names, and trade dress, (c) copyrights, including copyrights in computer software, (d) Internet domain names, (e) registrations and applications for registration of the foregoing, (f) trade secrets and confidential information, (g) inventions not subject to a patent or patent application, (h) unregistered works of authorship, and (i) computer software and documentation.

“Know-How” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, art files, practices, techniques, methods, assays, techniques, processes, protocols, inventions, discoveries, improvements, developments, specifications, formulations, formulae, algorithms, marketing reports, business plans, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, medical, toxicological, preclinical, and clinical test data and any other research or development data), standard operating procedures, manufacturing records, stability data and other study data and procedures.

“Knowledge,” “known to Seller,” “Seller’s Knowledge,” of which Seller “knows,” or the like, means the actual knowledge of Harry Fisch, Alistair Rawson, Mitchell Steiner, Kevin Gilbert, Michele Greco and Phil Greenberg and the knowledge such aforementioned individuals would have after reasonable inquiry of his or her direct reports.

“Legal Requirement” or “Law” means any foreign government or any United States federal, provincial, state, municipal or local (a) law, common law, statute, directive, ordinance, code, rule or regulation, (b) judicial, administrative or governmental order determination, writ, injunction, restrictions, judgments or decrees, or (c) any similar provision having the force or effect of law, in each case of clauses (a), (b) or (c), as promulgated or applied by a Governmental Authority.

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other damages (including loss of benefit or relief), cost or expenses or commitment of any nature whatsoever (whether direct or indirect, known or unknown, accrued or unaccrued, absolute or contingent, or matured or unmatured, regardless of when asserted), including any of the foregoing arising under any Legal Requirement, Permit, Proceeding, Order or Contract.

“Material Adverse Effect” means any event, circumstance, development, change, effect or condition that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on: the business, condition (financial or otherwise), assets, Liabilities or results of operations of the Business, taken as a whole, or (b) has materially and adversely impaired or delayed, or would reasonably be expected to materially and adversely impede or delay, the ability of Seller to perform its obligations hereunder or consummate the transactions contemplated hereby; provided, however, that any event, circumstance, development, change, effect or condition arising from or relating to the following will not be taken into account in determining whether there has been or will be a Material Adverse Effect: (i) general economic conditions affecting the industry in which the Business participates, or the United States economy as a whole; (ii) changes in U.S. generally accepted accounting principles after the date hereof; (iii) changes after the date hereof in Law; (iv) national or international political conditions, including armed hostilities or other international or national calamity or act of terrorism involving the United States of America; (v) general changes in financial, banking, or securities markets; (vi) wildfires, floods, epidemics, pandemics (including the COVID-19 pandemic) earthquakes, hurricanes, tornados or other natural disasters; (vii) any failure to meet any financial projections, forecasts or estimates of revenue, earnings, cash flow or cash position (it being understood that any underlying cause(s) of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred); (viii) compliance with the terms of, or taking any action required by, this Agreement; and (ix) any action taken by any customer or supplier resulting from the announcement, pendency or consummation of the transactions contemplated by this Agreement; provided further, that, in the case of each of clauses (i), (ii), (iii), (iv), (v), and (vi), such change, event, occurrence, development or state of circumstances or facts does not have a materially disproportionate effect on the Business, taken as a whole, relative to other Persons of similar size in the industry in which the Business operates.

“Net Sales” means the total gross amount of monies or cash equivalent or other consideration paid directly or indirectly to Buyer, its Affiliates or Subsidiaries (or, where applicable, by any successor or other Person which assumes the obligations of Buyer pursuant to a Business Transfer as provided in Section 5.02(d)(ii)) for, or otherwise derived in connection with, sales of the Business Product, less the sum of the following, in each case, solely to the extent arising in connection with the Business Product: (a) volume, quantity, trade, cash or other discounts, allowances, credits or rebates (including customer rebates) actually allowed or taken;(b) amounts deducted, repaid or credited by reason of rejections or returns of goods and government mandated rebates, or because of chargebacks or retroactive price reductions, (c) taxes, tariffs, duties or other governmental charges or assessments (including any sales, value added or similar taxes other than an income tax) levied, absorbed or otherwise imposed on or with respect to the production, sale, transportation, delivery or use of pharmaceutical products, (d) amounts written off for uncollectible bad debts and (e) transportation costs, handling charges and other similar expenses including shipping/freight charges. To the extent applicable, components of Net Sales shall be determined in the ordinary course of business in accordance with Buyer’s practices, provided such practices are in accordance with GAAP. For the purposes of calculating Net Sales, Seller understands and agrees that (i) Affiliates of the Buyer shall not be regarded as independent customers and (ii) Net Sales shall not include the Business Product distributed for product development purposes.

“Net Sales Milestone” means each of $100,000,000, $200,000,000 and $500,000,000.

“Note A” means the Promissory Note, dated as of the date hereof, issued by Buyer and payable to the order of Seller in the original principal amount of $4,000,000, in the form attached as Exhibit A hereto.

“Note Amounts” means $14,000,000.

“Note B” means the Promissory Note, dated as of the date hereof, issued by Buyer and payable to the order of Seller in the original principal amount of $5,000,000, in the form attached as Exhibit B hereto.

“Note C” means the Promissory Note, dated as of the date hereof, issued by Buyer and payable to the order of Seller in the original principal amount of $5,000,000, in the form attached as Exhibit C hereto.

“Order” means any decree, ruling, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past customs and practices of Seller with respect to the Business.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the limited liability partnership agreement and the certificate or articles of limited liability partnership of a limited liability partnership; (e) the operating agreement or limited liability company agreement and the articles of organization or certificate of formation of a limited liability company; (f) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (g) any amendment to any of the foregoing.

“Party” or “Parties” means each and both of Buyer and Seller.

“Patent Rights” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

“Permits” means all licenses, approvals, permits, product registrations, certifications and authorizations (and any applications for the foregoing) issued by a Governmental Authority or other recognized standard setting body.

“Person” means any individual or any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, Governmental Authority or any foreign trust or foreign business organization, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Personal Information” means any information that identifies or can be used to identify a natural person, including any information defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information,” or “nonpublic personal information” under applicable Data Protection Laws.

“Post-Closing Payables” means any third party payables with respect to the Business that become payable after the Effective Time.

“Post-Closing Receivables” means any third party receivables with respect to the Business that relate to Business Products shipped after the Effective Time.

“Pre-Closing Payables” means any third party payables with respect to the Business that become payable before the Effective Time.

“Pre-Closing Receivables” means any third party receivables with respect to the Business that relate to Business Products shipped before the Effective Time.

“Pre-Closing Taxes” means (a) all Taxes of Seller, including any Taxes of Seller that arise from the transactions contemplated by this Agreement; (b) all Taxes imposed on the Acquired Assets or that otherwise arise with respect to the Business, in each case, for Pre-Closing Tax Periods, (c) Transfer Taxes for which Seller is liable pursuant to Section 9.04 and (d) all Taxes required to be withheld or deducted under the Code or any other Tax Law in connection with the transactions contemplated by this Agreement.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Proceeding” means (a) any claim, dispute, demand, complaint, action, arbitration, lawsuit, hearing or other proceeding before, commenced by or filed with a Governmental Authority, or (b) any investigation, inquiry, charge, audit or examination involving a Governmental Authority.

“Product Formulation” means the identity and the amount of each of the constituent active and inactive ingredients in the Business Product and the manner in which they are combined.

“Regulatory Approvals” means, with respect to the Business Product, any and all approvals, licenses, registrations or authorizations of any Governmental Authority necessary to commercially distribute, sell or market the Business Product, whether held by Seller or an Affiliate of Seller, including, where applicable, pre- and post-approval marketing authorizations and labeling approvals.

“Regulatory Documentation” means, with respect to the Business Product, all (i) documentation concerning regulatory approvals and all source data and reports from clinical trials of the Business Product, to the extent that such source data is in the possession or control of Seller or any of its Subsidiaries, regulatory applications, submissions and filings in connection therewith, (ii) correspondence and reports related to the Business Product or otherwise relevant to the ability to commercially distribute, sell or market the Business Product submitted to, received from, or required to be retained by any Governmental Authorities (including minutes and official contact reports relating to any communications with any Governmental Authority) and relevant supporting documents with respect to such correspondence and reports, including, but not limited to, all regulatory registrations and listings, materials submitted to the FDA under FDA Form 2253, final versions of advertising and promotion materials, documents demonstrating compliance with manufacturing, formulation, and advertising regulatory requirements, and adverse drug experience reports (periodic and expedited) and related records, and (iii) data (including clinical trial and pre-clinical data) referenced in any of the foregoing, in each case to the extent in the possession or control of Seller or any of its Subsidiaries; provided that the Regulatory Documentation shall not be deemed to include any correspondence, reports, documents or data to the extent applicable Law prohibits their transfer, or where transfer thereof would subject Seller or any of its Affiliates to Liability of any material kind or nature.

“Restricted Business” means the business of producing, manufacturing, processing, transporting, distributing, promoting, marketing, commercializing, selling or otherwise disposing of any ethical pharmaceutical product or over-the-counter product for the treatment of (i) BPH or an enlarged prostate gland, (ii) Erectile Dysfunction (ED) or (iii) both BPH and ED.

“Seller Marks” means the trade names, corporate names and corporate logos of Seller or its Subsidiaries that are used by Seller or any of its Subsidiaries that are not used primarily in connection with the Business, including those Trademarks listed on Annex E.

“Seller’s Transaction Expenses” means (a) all fees, costs, expenses and Liabilities of any Person incurred by or on behalf of Seller (or its Affiliates) in connection with or arising from the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including any investment banking fees, financial advisory fees, brokerage fees, commissions, finder’s fees, attorneys’ fees and expenses, accountants’ fees and expenses or similar fees; (b) any obligation of Seller (or its Affiliates) to pay any Person consideration in connection with the closing of the transactions contemplated by this Agreement under any incentive compensation plan, equity appreciation rights plan or agreement, employment agreement, deferred compensation plan or agreement, supplemental executive compensation agreement, phantom equity plan or agreement, sale, “stay-around,” “change-in-control,” severance, retention, or similar bonuses or payments to current or former directors, officers, employees and consultants; (c) any employment and related Taxes imposed on Seller in connection with the payment of any of the obligations pursuant to clause (a) or (b) of this definition; and (d) fifty percent (50%) of any Transfer Taxes in accordance with Section 9.04.

“Subsidiary” means each subsidiary of Seller that has any right, title or interest in or to any Acquired Asset or any Assumed Liability.

“Tax” or “Taxes” means any foreign, federal, state or local income, gross receipts, license, occupancy, payroll, employment, escheat, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital gains, capital stock, franchise, unincorporated business, profits, withholding, social security, unemployment, disability, workers’ compensation, real property, personal property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, accumulated earnings, personal holding company, annual report, estimated, or other tax, charge, fee, impost, levy or assessment in the nature of taxes, including any interest, penalty, or addition thereto, whether disputed or not, including any Taxes imposed as a result of being a transferee, successor, or a member of any affiliated, consolidated, unitary, combined or other group, by Contract, pursuant to Law or otherwise.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes including any schedule or attachment thereto, and including any amendment thereof.

“Trademark” means any word, name, symbol, color, product shape, designation or device or any combination thereof that functions as a source identifier, including all trademarks, service marks, trade names, brand names, sub-brand names, trade dress rights, product configuration rights, certification marks, collective marks, logos, taglines, slogans, designs or business symbols and all words, names, symbols, colors, shapes, designations or any combination thereof that function as an identifier of source or origin or quality, whether or not registered, and all statutory and common law rights therein, and all registrations and applications therefor, and all goodwill associated therewith and symbolized thereby.

“Transaction Documents” means this Agreement, Note A, Note B, Note C, the Bill of Sale, the Assignment and Assumption Agreement, the Non-Compete Agreements, and any other agreement, document, certificate or instrument to be executed or delivered pursuant to this Agreement.

Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Term	Section
Agreement	Preamble
Anticorruption Laws	Section 7.09(b)
Assignment and Assumption Agreement	Section 6.01(b)
Assumed Liabilities	Section 4.02
Basket	Section 10.02(b)
Bill of Sale	Section 6.01(a)
Business	Recital A
Business Product	Recital A
Buyer	Preamble
Buyer Indemnified Parties	Section 10.01
Buyer’s Damages	Section 10.01
Closing	Section 5.03(a)
Closing Payment	Section 5.03(b)
Consent Schedule	Section 7.02(b)
Disclosure Schedule	Section 11.10
Excluded Contract Liabilities	Section 4.01(f)
Excluded Liabilities	Section 4.01
Business Information	Section 7.11(a)
Fundamental Representations	Section 10.02(a)(i)
General Cap	Section 10.02(c)(i)
Indemnified Party	Section 10.04(a)
Indemnifying Party	Section 10.04(a)
Insurance Policies	Section 7.15
Intellectual Property Cap	Section 10.02(c)(ii)
Non-Compete Agreements	Recital C
Notice of Claim	Section 10.04(a)
Owned Business Intellectual Property	Section 7.07(b)
Purchase Price	Section 5.01
Purchase Price Allocation	Section 5.04
Schedule	Section 11.10
Seller	Preamble
Seller Indemnified Parties	Section 10.03
Seller Registered Intellectual Property	Section 7.07(a)
Seller’s Damages	Section 10.03
Special Intellectual Property Cap	Section 10.02(c)(iii)
Third Party Claim	Section 10.04(b)
Transfer Taxes	Section 9.04

1.02  Construction. In this Agreement (except where the context otherwise requires):

(a)  any reference to a Recital, Section, Annex, Exhibit or Schedule is to the relevant Recital, Section, Exhibit or Schedule of or to this Agreement and any reference to a subsection or paragraph is to the relevant subsection or paragraph of the Section, Exhibit or Schedule in which it appears;

(b)  any reference to legislation or any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation;

(c)  the Section headings are included for convenience only and shall not modify or affect the construction or interpretation of this Agreement;

(d)  all references to accounting terms, including “GAAP” shall mean the then-current common usage of such terms in the United States;

(e)  references to “Dollars” or “$” shall mean United States Dollars unless otherwise specifically noted;

(f)  the words “include,” “includes” and “including” shall be deemed to be immediately followed by the term “but not limited to”;

(g)  the words “hereof,” “herein” and “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not any particular provision of this Agreement;

(h)  the use of the word “or” shall not be exclusive;

(i)  the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(j)  terms defined in the singular shall have a comparable meaning when used in the plural and vice versa; and

(k)  the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and if an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

2.  Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, and shall cause its Subsidiaries, as applicable, to, irrevocably sell, transfer, convey, assign and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase from Seller and its Subsidiaries, as applicable, all of the right, title and interest in, to and under the Acquired Assets that Seller or any of its Subsidiaries owns, leases, licenses, possesses or uses and has the right to transfer as of the Effective Time, wherever located.

3.  Assets Excluded From Transaction. The Parties acknowledge and agree that the Excluded Assets shall be excluded from the transactions contemplated by this Agreement, shall not be included in the Acquired Assets, and shall be retained by Seller.

4.  Excluded Liabilities; Assumption of Liabilities; Non-Assignable Assets.

4.01  Excluded Liabilities. Except as specifically provided in Section 4.02, Buyer shall not assume, nor be obligated to pay, perform or discharge, any Liabilities of Seller or any of its Affiliates, whether actual, contingent or accrued, known or unknown, which Liabilities shall be retained by Seller and its Affiliates, as applicable (such retained Liabilities shall hereafter be referred to as the “Excluded Liabilities”). For the avoidance of doubt, and without limiting the generality of the preceding sentence, the Excluded Liabilities shall include all of the following:

(a)  all Liabilities arising out of or relating to the Excluded Assets;

(b)  all Pre-Closing Payables;

(c)  all Indebtedness of Seller and its Affiliates;

(d)  all Seller’s Transaction Expenses;

(e)  all Liabilities arising out of or relating to the employment, potential employment or termination of employment of any Person arising out of or relating to the operation or conduct of the Business prior to the Effective Time;

(f)  all Pre-Closing Taxes;

(g)  all Liabilities arising out of or relating to the Assumed Business Contracts to the extent such Liabilities (i) arose before the Effective Time or (ii) arose out of or relate to a breach of or default under an Assumed Business Contract that occurred before the Effective Time ((i) and (ii), the “Excluded Contract Liabilities”);

(h)  all Liabilities arising out of or relating to any Proceeding (i) pending at the Effective Time or (ii) initiated after the Effective Time to the extent relating to Seller’s ownership of the Acquired Assets or the operation or conduct of the Business prior to the Effective Time;

(i)  all Liabilities resulting from any products manufactured or sold with respect to the Business, including the Business Product, prior to Closing, including any product liability claim or recall;

(j)  all Liabilities of Seller that are unrelated to the Business; and

(k)  all Liabilities of any Affiliates of Seller.

4.02  Assumed Liabilities. Subject to the terms and conditions of this Agreement, Buyer shall, at the Closing, assume and pay, perform and discharge only the following obligations and Liabilities of Seller (the “Assumed Liabilities”):

(a)  all Post-Closing Payables;

(b)  all obligations arising after the Effective Time under the Assumed Business Contracts, to the extent such Contracts are either (i) addressed by Section 4.03 below, or (ii) properly and effectively assigned to Buyer, but not including any Excluded Contract Liabilities;

(c)  any royalty and milestone payments arising following Closing under Section 2.2(c) of the Camargo Contract;

(d)  any future payment obligations (even if accrued pre-Closing but not yet paid) of Seller in connection with the exhibit booth for the Business Product (not including any out-of-pocket travel costs for Seller personnel) at the American Urological Association 2023 Meeting (the “AUA Meeting”); and

(e)  any Liabilities that arise after the Closing relating to the use of any promotional, medical or other marketing materials relating to the Business Product, including all such materials provided by Seller to Buyer, except solely with respect to any Liabilities that arise solely due to activities of Seller prior to the Closing.  For the avoidance of doubt, Assumed Liabilities will include any Liabilities imposed on Buyer by the FDA for any promotional, medical or other marketing materials relating to the Business Product originally created by Seller but transferred to Buyer pursuant to this Agreement.

4.03  Non-Assignable Assets.

(a)  Notwithstanding anything to the contrary in this Agreement, but subject to the remaining provisions of this Section 4.03, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any Acquired Asset would require the consent or authorization of a Person who is not a party to this Agreement (including any Governmental Authority), and such consent shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery of such Acquired Asset, unless and until such consent has been obtained or Buyer has notified Seller that any such Acquired Asset should be transferred or assigned hereunder notwithstanding the absence of such consent.

(b)  Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, or any release, substitution or amendment required to novate all Liabilities under any and all Acquired Assets, and all other Liabilities, that constitute Assumed Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements. Once such consent, release, substitution or amendment is obtained with respect to such Acquired Asset, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Acquired Asset to which such consent, release, substitution or amendment relates for no additional consideration.

(c)  To the extent that any Acquired Asset or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 4.03, Seller and Buyer shall use reasonable efforts to enter into such lawful and reasonable arrangements (such as subleasing, sublicensing or subcontracting) to provide to the Party the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Acquired Asset and/or Assumed Liability to Buyer as of the Effective Time and the performance by Buyer of its obligations with respect thereto. Without limiting the generality of the foregoing, (i) Seller shall (a) promptly pay or cause to be paid to Buyer all monies received by Seller with respect to any such Acquired Asset or Assumed Liability and (b) enforce, at the written request and at the sole expense of Buyer, any rights of Seller arising with respect thereto, and (ii) to the extent Buyer receives the benefit of any such Acquired Asset, Buyer shall perform and discharge on behalf of Seller all of Seller’s Liabilities, if any (other than any Liabilities to the extent arising in connection with the breach, nonperformance or defective performance by Seller of any Acquired Contract), thereunder relating to the period following the Effective Time, in accordance with the provisions thereof.

(d)  From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases, acquittances and other instruments, and shall take such further actions, as may be necessary or appropriate to transfer fully to, and vest in, Buyer and each of its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and to assure fully to Seller and its Affiliates and each of their respective successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer under this Agreement, and to otherwise make effective the transactions contemplated hereby (including transferring to Buyer any asset or liability contemplated by this Agreement to be an Acquired Asset or an Assumed Liability, respectively, which was erroneously or inadvertently not transferred to Buyer at the Closing).

5.  Purchase Price; Milestone Payments; Closing; Allocation.

5.01  Purchase Price. In consideration of the transactions described in Section 2, and the performance by Seller of all of the terms, covenants and provisions of this Agreement on its part to be kept and performed, Buyer shall pay to Seller, in accordance with Section 5.03(b), an aggregate amount equal to Twenty Million and 00/100 Dollars ($20,000,000) consisting of $6,000,000 in cash and $14,000,000 in the Note Amounts (collectively, the “Purchase Price”).

5.02  Milestone Payments. Subject to the provisions of this Section 5.02, Buyer shall make additional payments to Seller as set forth below.

(a)  Sales Milestone Payments. Buyer shall pay Seller the following sales milestone payments (each a “Milestone Payment,” and collectively, the “Milestone Payments”):

(i)  Upon the first time the Business achieves Net Sales of One Hundred Million and 00/100 Dollars ($100,000,000) during a calendar year, Buyer shall pay to Seller Ten Million and 00/100 Dollars ($10,000,000).

(ii)  Upon the first time the Business achieves Net Sales of Two Hundred Million and 00/100 Dollars ($200,000,000) during a calendar year, Buyer shall pay to Seller Twenty Million and 00/100 Dollars ($20,000,000).

(iii)  Upon the first time the Business achieves Net Sales of Five Hundred Million and 00/100 Dollars ($500,000,000) during a calendar year, Buyer shall pay to Seller Fifty Million and 00/100 Dollars ($50,000,000).

(b)  The Milestone Payments shall be payable in accordance with Section 5.02(c). For clarity, (i) no more than one (1) Milestone Payment shall be made for the achievement of each Net Sales Milestone, but (ii) more than one (1) Milestone Payment may be paid in any given calendar year (for example, if in calendar year 2025, the Business achieves $200,000,000 of Net Sales but had not previously met any Net Sales Milestone, Seller would be entitled to a Milestone Payment of $30,000,000 (in respect of the $100,000,000 Net Sales Milestone and the $200,000,000 Net Sales Milestone).

(c)  Net Sales Reporting; Milestone Payment Mechanics.

(i)  Within 60 days following the end of each calendar quarter following the Closing, Buyer shall provide Seller with a report (the “Net Sales Statement”) containing the following information with respect to any Net Sales during such calendar quarter: (A) the gross sales of the Business Product, (B) the deductions therefrom associated with Net Sales, (C) any adjustments from prior Net Sales Statements, (D) the resulting calculation of Net Sales, and (E) with respect to the calendar quarter ending December 31, the resulting calculation of the Milestone Payments owed to Seller. With respect to each calendar quarter, all calculations of Net Sales in respect of any calendar quarter (or portion thereof) shall be subject to reconciliation based on the final Net Sales for the applicable calendar quarter (or portion thereof) in the Net Sales Statement provided the immediately following calendar quarter, and thereafter subject to final reconciliation based on the final Net Sales for the applicable calendar year in which such calendar quarter occurs based on the audited financial statements for such calendar year, with such final reconciliation to be prepared by Buyer and delivered to Seller no later than 120 days after the end of such fiscal year.

(ii)  Upon Seller’s reasonable request, Buyer shall provide to Seller back-up information used to prepare any Net Sales Statement(s). Buyer shall keep such records (and shall require its Affiliates, licensees, sublicensees, assignees and other transferees to keep such records) as shall be reasonably necessary to support the calculations of Net Sales as set forth in each Net Sales Statement. Each Net Sales Statement and all records of Buyer, its Affiliates, licensees, sublicensees, assignees and other transferees subject to inspection pursuant to this Section 5.02(c) shall be deemed to be Confidential Business Information. The Buyer shall, upon Seller’s written request (and using an independent accountant designated by Seller and reasonably satisfactory to the Buyer, the “Designated Auditor”), inspect and audit the Buyer’s books and records used to prepare the Net Sales Statement(s), no more often than once on an annual basis, regarding the Milestone Payments. The Seller and Buyer agree that each party shall bear its own costs and expenses relating to such inspection and audit of the Buyer’s books and records other than the expenses of the Designated Auditor, which shall be borne by Seller; provided, that if the amount of the Milestone Payments that should have been made to Seller is equal to or greater than 120% of the amount of the Milestone Payments actually made to Seller during the applicable audited period, then all of the expenses of the Designated Auditor relating to such inspection or audit shall be borne and paid for by Buyer up to the maximum dollar amount of $100,000.

(iii)  If, as a result of any audit as described in Section 5.02(b)(ii), the Designated Auditor reasonably concludes that Buyer has underreported the Net Sales for any audited period, Seller shall inform Buyer of the Net Sales for such audited period as calculated by the Designated Auditor in a written notice setting forth the Designated Auditor’s calculation of such Net Sales in reasonable detail. If Buyer does not dispute the Designated Auditor’s calculation of Net Sales set forth in such notice within the 30-day period set forth above, Net Sales for such audited period shall be deemed to be the amount set forth in such notice and if, based upon such calculation, any additional amounts are due to Seller, Buyer shall pay such amounts to Seller in cash by wire transfer of immediately available funds into an account or accounts designated by Seller within five Business Days after the expiration of the 30-day period set forth above. In the event the Designated Auditor reasonably concludes that Buyer has overreported the Net Sales for any audited period, the Seller shall pay such amounts to Buyer in cash by wire transfer of immediately available funds into an account or accounts designated by Buyer within five Business Days of such conclusion.

(iv)  In the event Buyer disputes the Designated Auditor’s calculation of Net Sales as set forth in such notice within 30 days after receipt of such notice, Buyer will so notify Seller in writing (the “Dispute Notice”) within such 30-day period and the parties will attempt thereafter to resolve such dispute amicably and, if they cannot do so by the end of such 30-day period, they will (unless the parties mutually agree in writing to continue their efforts to resolve such dispute) submit the dispute to a mutually agreeable nationally recognized firm of independent certified public accountants as to which the Seller and Buyer mutually agree, to resolve such disputes (the “Arbitrating Accountant”). The Arbitrating Accountant shall be provided with (i) a copy of this Agreement, (ii) the applicable Net Sales Statement(s) and related supporting detail prepared by Buyer, (iii) the Dispute Notice and any supporting detail accompanying such Dispute Notice prepared by Buyer, and (iv) any other information requested by the Arbitrating Accountant as necessary or appropriate in resolving such dispute. The Arbitrating Accountant shall address only those issues in dispute pursuant to this Section 5.02(b)(iv), may not assign a value to any item greater than the greatest value for such item claimed by a party or less than the smallest value for such item claimed by a party, and may not apply any accounting methods, treatments, principles or procedures other than as set forth in this Agreement (including the definitions herein). Within 30 days following appointment, the Arbitrating Accountant shall deliver its determination of the Net Sales Statement calculated in accordance with the terms of this Agreement and setting forth its resolution of the disputes. The Arbitrating Accountant shall also apportion its fees and expenses between Seller, on the one hand, and Buyer, on the other hand, in proportion to the difference between the relative position of each party and the Arbitrating Accountant’s ultimate determination with respect to the amount of Net Sales as set forth in the Net Sales Statement(s). The decision and award of the Arbitrating Accountant, including the apportionment of its fees, shall be final and binding on the parties and shall be subject to confirmation and entry of judgment in accordance with applicable Law. In no event shall the Arbitrating Accountant award either party consequential, incidental or punitive damages. If, based upon the Arbitrating Accountant’s decision, any additional amounts are due to Seller, Buyer shall pay such amounts to Seller in cash by wire transfer of immediately available funds into an account or accounts designated by Seller within five Business Days after the decision of the Arbitrating Accountant is rendered. In the event the Arbitrating Accountant reasonably concludes that Buyer has overreported the Net Sales for any audited period, the Seller shall pay such amounts to Buyer in cash by wire transfer of immediately available funds into an account or accounts designated by Buyer within five Business Days of such determination.

(v)  Each Milestone Payment shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Buyer’s election, to such bank account or accounts as Seller shall designate in a notice at least ten (10) Business Days before the payment is due.

(vi)  If any Milestone Payment owed to Seller under this Agreement is not paid by Buyer within a reasonable amount of time, in any event not to exceed 30 days, following the due date of such payment, then Buyer shall pay interest on such past due Milestone Payment at the “prime rate” (as published in The Wall Street Journal), or if lower, the maximum interest rate permitted under applicable Law, such interest to run from the date upon which payment of such amount became due until payment in full thereof.

(d)  Milestone Payment Covenants.

(i)  Buyer does not make any representation or warranty of any kind, and does not express any opinion, as to the likelihood or amount of any Milestone Payments. In addition, the Seller agrees and acknowledges that the Buyer and its Affiliates may make from time to time such business and strategic decisions, including allocation of resources and employment decisions, as it deems appropriate in its sole discretion in the conduct of its businesses (including the Business). The Seller will have no right to claim any lost Milestone Payments or other damages as a result of any business or strategic decision made by the Buyer or its Affiliates after the Closing. Notwithstanding the foregoing, from and after the Closing, Buyer shall not, and shall cause its Subsidiaries not to, take any action, or omit to take any action, a primary purpose of which is to reduce the amount of Milestone Payments otherwise due to Seller. It is understood and agreed that a Business Transfer will not relieve Buyer of its obligation under this Section 5.02.

(ii)  Buyer and its Affiliates may not, directly or indirectly, by a sale or swap of assets, merger, reorganization, joint venture, lease, license, sublicense or any other transaction or arrangement, sell, transfer, license, sublicense, convey or otherwise dispose of all or a portion of their respective rights in and to the Business to a third party (other than Buyer or its Affiliates) (collectively, a “Business Transfer”), unless (A) the contract for such sale, transfer, license, conveyance or other disposition shall require the transferee to comply with the covenants in this Section 5.02, and (B) the transferee or successor (and the transferee(s) or successor(s) of such original transferee or successor) assumes and succeeds to all of the obligations of Buyer set forth in this Section 5.02. Buyer shall give Seller written notice of any Business Transfer or distribution arrangement within ten (10) Business Days after consummation thereof.

5.03  Closing; Closing Payments.

(a)  Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place via the remote exchange of documents and signature pages on the date hereof. The Closing shall be deemed to be effective as of the Effective Time.

(b)  Closing Payment to Seller. At the Closing, (i) Buyer shall pay to Seller, in cash by wire transfer of immediately available funds to an account designated by Seller in writing at least one Business Day prior to the Closing Date, the sum of $6,000,000 in cash (the “Closing Payment”), (ii) Buyer shall execute and deliver to Seller each of Note A, Note B and Note C, and (iii) Buyer shall reimburse Seller for the amounts previously paid by Seller, as set forth on Schedule 5.03(b), to be an exhibitor at the AUA Meeting.

5.04  Allocation. For Tax purposes, the Parties agree that the Purchase Price, together with any other amounts that are properly treated as purchase price for U.S. federal income tax purposes, are required to be allocated under applicable Law, shall be allocated among the Acquired Assets in the manner mutually agreed upon by the Parties using the methodology set forth on Exhibit D hereto (the “Purchase Price Allocation”). Buyer and Seller will (and will cause their Affiliates to) (a) prepare and file all Tax Returns in a manner consistent with the Purchase Price Allocation and (b) not take any position inconsistent therewith on any Tax Return or in connection with any Tax proceedings or otherwise, in each case, except to the extent otherwise required by applicable Legal Requirements. If the amount treated as purchase price for U.S. federal income tax purposes is subsequently adjusted pursuant to Section 10 or any other provision of this Agreement, the Purchase Price Allocation shall be further adjusted in the manner consistent with the procedures set forth in the methodology described on Exhibit D.

5.05  Withholding. Notwithstanding any other provision of this Agreement, Buyer shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered to any Person in connection with the transactions contemplated by this Agreement, such amounts that Buyer is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of any other Tax Law. If Buyer determines that Tax withholding is required pursuant to this Section 5.05, Buyer shall use commercially reasonable efforts to provide notice thereof to Seller promptly following such determination, and such notice shall include the applicable authority under which such withholding is required. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Buyer shall cooperate with any reasonable request from Seller to avoid or minimize any Tax withholding from the Purchase Price payable pursuant to this Agreement to the extent permitted by applicable Tax Law.

6.  Deliveries at Closing.

6.01  Deliveries by Seller at or Prior to Closing. Seller shall deliver or cause to be delivered to Buyer the following items at or prior to the Closing:

(a)  a bill of sale, in the form attached as Exhibit E hereto (the “Bill of Sale”), duly executed by Seller;

(b)  an assignment and assumption agreement, in the form attached as Exhibit F hereto (the “Assignment and Assumption Agreement”), duly executed by Seller;

(c)  assignments, in recordable form satisfactory to Buyer, of all registered Business Intellectual Property, duly executed by Seller;

(d)  a certificate of status for Seller issued by the state of its formation dated within ten (10) days of the Closing Date;

(e)  releases of all Encumbrances on any of the Acquired Assets (or a commitment by the applicable lender to release upon receipt of amounts due, as stated in any applicable payoff statement or instruction); and

(f)  such other documents, certificates and instruments as Buyer may reasonably request to consummate the transactions contemplated by this Agreement.

6.02  Deliveries by Buyer at or Prior to Closing. Buyer shall deliver or cause to be delivered to Seller the following items at or prior to the Closing:

(a)  the Closing Payment, by wire transfer of immediately available funds to the account designated by Seller;

(b)  the Assignment and Assumption Agreement, duly executed by Buyer; and

(c)  Note A, Note B and Note C, each duly executed by Buyer.

7.  Representations and Warranties of Seller. Except as set forth in the applicable Schedule of the Disclosure Schedule, Seller represents and warrants to Buyer that the following statements are true and correct as of the date hereof:

7.01  Organization. Seller is a corporation duly organized, validly existing and in current status under the Laws of the State of Wisconsin. Seller has all necessary corporate power and authority to carry on the Business as now conducted and to own and lease its properties and assets. Seller is duly licensed and qualified to do business in and is in good standing under the Laws of each state or other jurisdiction where the failure to do so not be material, individually or in the aggregate, to the Business, taken as a whole.

7.02  Authorization of Agreement; No Violation.

(a)  Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions provided for herein and therein. The execution and delivery of this Agreement by Seller and the other Transaction Documents to be executed and delivered by Seller and the performance by Seller of the obligations to be performed hereunder and thereunder have been duly authorized by all requisite corporate action. This Agreement is, and each other Transaction Documents to be executed by Seller will be when so executed, a valid and binding obligation of Seller, enforceable in accordance with its respective terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and by general equitable principles.

(b)  Except as set forth on Schedule 7.02 (the “Consent Schedule”), the execution and delivery of this Agreement and the other Transaction Documents to be executed and delivered by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time, violate, conflict with, result in or constitute a breach, default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance pursuant to, the terms or conditions of Seller’s Organizational Documents, any Legal Requirement or any mortgage, lease, franchise, license, Contract, agreement and/or instrument to which Seller or a Subsidiary is a party or by which Seller or a Subsidiary is bound, except where such violation, conflict, breach, default, acceleration or loss would not be material, individually or in the aggregate, to the Business, taken as a whole.

7.03  Consents and Approvals. Except as set forth on the Consent Schedule, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, and no consent, notice, approval or authorization of, or declaration, filing or registration with, any other Person is required in connection with Seller’s and its Subsidiaries’ sale, transfer and assignment of the Acquired Assets to Buyer, the execution and delivery of this Agreement and the other Transaction Documents to be executed and delivered by Seller and/or the consummation or performance of any of the transactions contemplated hereby or thereby, except for such consents, notices, approvals, authorizations, declarations, filings or registrations which are not material, individually or in the aggregate, to the Business, taken as a whole. No approval of Seller’s shareholders is necessary for Seller to execute, deliver or perform this Agreement.

7.04  Absence of Changes. Except as set forth on Schedule 7.04, since January 1, 2023, (a) there has not been any Material Adverse Effect, and (b) Seller has operated the Business in the Ordinary Course of Business, except in connection with this Agreement and the other Transaction Documents and the discussions, negotiations, actions and transactions related hereto and thereto.

7.05  Title to Acquired Assets; Sufficiency of Acquired Assets.

(a) Seller and its Subsidiaries, as applicable, have good and valid title to the Acquired Assets, free and clear of all Encumbrances. Seller and its Subsidiaries, as applicable, have the complete and unrestricted power and unqualified right to sell, transfer, assign, convey and deliver the Acquired Assets to Buyer pursuant to this Agreement.

(b) At the Closing, assuming all consents and authorizations on the Consent Schedule and to transfer the Regulatory Approvals to Buyer have been obtained and taking into account the Transition Services set forth in Section 9.06, the Buyer will own all of the assets, properties and rights necessary for Buyer to conduct the Business in all material respects in the manner in which the Business was conducted by Seller and its Subsidiaries as of immediately prior to the Closing.

7.06  Assumed Business Contracts. Except for the Excluded Business Contracts, the Assumed Business Contracts constitute all contracts to which Seller or any of its Affiliates is a party that relates to the Business, and Seller has made available to Buyer true, complete and correct copies of all such Assumed Business Contracts. Each Assumed Business Contract is valid and binding and is in full force and effect and enforceable in accordance with its terms against Seller and, to Seller’s Knowledge, the other parties thereto, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally. Neither Seller nor, to Seller’s Knowledge, any other party to an Assumed Business Contract is in breach of such Assumed Business Contract in any material manner, nor has Seller received or provided written notice of any such material breach, and Seller has not received any written notice that a party to any Assumed Business Contract has ceased, or intends to cease after the Closing, to purchase the products of the Business, to supply goods or services to the Business, or to otherwise terminate or materially reduce its relationship with the Business. Except as set forth on Schedule 7.06, neither the Business nor any Assumed Business Contract includes an obligation to pay any Person any royalty, milestone payment or other amount based on or arising out of any sale or distribution of the Business Product.

7.07  Intellectual Property.

(a)  Schedule 7.07(a) sets forth a true and complete list of all registered trademarks and service marks and all trademark and service mark applications, and all registered Internet domain names included in Business Intellectual Property (collectively, the “Seller Registered Intellectual Property”). Seller has made all payments and filings required by the applicable Governmental Authority to maintain in effect the registration of each item of Seller Registered Intellectual Property for which Seller is responsible. There are no Patent Rights or Copyrights associated with the Business Product or the Business.

(b)  Except as otherwise disclosed in Schedule 7.07(b), each item of Business Intellectual Property (including the Product Formulation) is owned by Seller free and clear of all liens or other encumbrances (the “Owned Business Intellectual Property”). The Seller Registered Intellectual Property is valid, enforceable and subsisting. Seller has not received any written, or to Seller’s Knowledge oral, notice of any claim (i) challenging the validity, enforceability, effectiveness or ownership of any of Business Intellectual Property or (ii) alleging that any of Business Intellectual Property or the Business Products or Business infringe any other Person’s Intellectual Property, including any letter or other communication suggesting or offering that Seller obtain a license to any right to Intellectual Property of another Person. There are no legal or governmental proceedings, including interference, inter partes examination, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Owned Business Intellectual Property, and Seller has no Knowledge of any information indicating that such proceedings are threatened or contemplated by any Governmental Authority or any other Person. Except as otherwise disclosed in Schedule 7.07(b), Seller has not licensed or sublicensed its rights in any Business Intellectual Property or received or granted any such rights.

(c)  Seller has taken reasonable and adequate measures to protect the confidentiality of the trade secrets or other confidential information within the Business Intellectual Property, including the Product Formulation. To Seller’s Knowledge, the Product Formulation has not been disclosed in any publicly-available source. Schedule 7.07(c) sets forth a complete and accurate list of all Persons (other than natural persons), including suppliers, contract manufacturers and legal counsel of the Business, to whom the Product Formulation has been disclosed by Seller or its Subsidiaries. Each Person set forth on Schedule 7.07(c), and all employees of Seller to whom the Product Formulation has been disclosed, is party to a confidentiality agreement with Seller with respect to or covering the Product Formulation agreeing that such Person and each of such Person’s employees and agents, as applicable, maintain the confidentiality thereof and that is valid and enforceable and in full force and effect.

(d)  Except for the Persons set forth on Schedule 7.07(d), Seller entered into written agreements with (i) all employees of Seller and its Subsidiaries and (ii) all other Persons (other than natural persons), in each case who contributed to or participated in the creation or development of any Owned Business Intellectual Property for or on behalf of Seller, acknowledging Seller’s ownership in such Owned Business Intellectual Property as a “work made for hire” or otherwise assigning, to the extent permitted by Law, all rights in and to such Owned Business Intellectual Property to Seller, and agreeing that such Person and each of such Person’s employees and agents, as applicable, maintain the confidentiality of such Owned Business Intellectual Property.

(e)  To the Knowledge of Seller, no Person is engaging in any activity that infringes any Business Intellectual Property.

(f)  To the Knowledge of Seller, none of the use of Business Intellectual Property, the conduct of the Business by Seller or the Business Products infringe or misappropriate the Intellectual Property of any third party.

(g)  There are no forbearances to sue, consents, settlement agreements, judgments, orders or other legal or contractual obligations to which Seller or any of its Affiliates is a party or are otherwise bound that (i) restrict the rights of the Seller or any of its Affiliates to use, transfer, license or enforce any of the Business Intellectual Property; (ii) restrict the conduct of the Business in order to accommodate a third party’s Intellectual Property Rights; or (iii) grant any third party any right with respect to any Business Intellectual Property.

(h)  During the five (5) years immediately preceding the Closing, all Personal Information collected, disclosed, or otherwise processed by the Seller in connection with the Business has been, and is being, collected, processed and disclosed in material compliance with applicable laws relating to privacy, data protection, and information security, including, to the extent applicable, the Data Protection Laws. With respect to the Business, Seller has not, nor, to Seller’s Knowledge, any third party acting on behalf of Seller, has received any: (A) written or oral notice or complaint alleging non-compliance with any Data Protection Law; (B) written or oral claim for compensation for loss or unauthorized collection, processing or disclosure of Personal Information; or (C) written or oral notification of an application for rectification, erasure or destruction of Personal Information that is still outstanding. Each of the mechanism through with the Seller collects Personal Information in connection with the Business, including Internet websites and clinical studies, owned or operated by or on behalf of the Seller maintains a publicly posted privacy statement or policy that accurately describes the Seller’s practices with respect to the collection, processing, use and disclosure of Personal Information in connection with the Business as required to comply in all material respects with all applicable Data Protection Laws. The Seller’s privacy policies with respect to the Business conform and at all times have conformed to its own published and internal privacy policies, terms of use and guidelines related to information privacy and security, including with respect to the collection, processing, use, disposal, disclosure, maintenance and transmission of Personal Information at the time such policies, terms of use or guidelines were in effect. The execution, delivery and performance of this Agreement complies with all Data Protection Laws and the Seller’s applicable published privacy policies in each case with respect to the Business in all material respects.

7.08  Proceedings; Orders. Except as set forth on Schedule 7.08, there are no Proceedings pending or, to Seller’s Knowledge, threatened against Seller (or any of its Affiliates) affecting or in any way relating to the Business or the Acquired Assets. There were no Proceedings involving the Acquired Assets or the Business in the five (5) years immediately prior to the date of this Agreement. There are no Orders affecting the Acquired Assets or the Business.

7.09  Legal Compliance.

(a)  Except as set forth on Schedule 7.09, Seller and its Subsidiaries are, and during the five (5) years immediately preceding the Closing have been at all times, in compliance in all material respects with all Legal Requirements and Orders related to the Business or the Acquired Assets. No Proceeding has been filed or commenced during the five (5) years immediately preceding the Closing by any Governmental Authority against Seller or any of its Subsidiaries alleging a violation of any such applicable Legal Requirements or Orders. With respect to the Business and the Acquired Assets, neither Seller nor any of its Subsidiaries has any Liability for past or continuing violations of any Legal Requirement or Order.

(b)  Seller and its Subsidiaries are, and during the five (5) years immediately preceding the Closing have been at all times, in compliance with all Legal Requirements related to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act of 2010 (all such laws, the “Anticorruption Laws”) in connection with the Business and the Acquired Assets. No director, officer, employee or, to Seller’s Knowledge, any other Person acting for or on behalf of Seller or any of its Affiliates violated any Anticorruption Law in connection with the Business or the Acquired Assets. Neither Seller nor any of its Affiliates has received any written notice during the five (5) years immediately preceding the Closing alleging any violations, litigation or investigations by any Governmental Authority related to any violation of any Anticorruption Laws in connection with the Business or the Acquired Assets.

7.10  Compliance with Health Care Laws. Except as set forth on Schedule 7.10:

(a)  Seller possesses all Regulatory Approvals necessary to conduct the Business as presently conducted and such necessary Regulatory Approvals are in full force and effect. No proceeding is pending against Seller or its Affiliates or, to Seller’s Knowledge, threatened, regarding the revocation of any such Regulatory Approval. Except as set forth on Schedule 7.10(a), to Seller’s Knowledge, the use and operation of the Acquired Assets and the operation of the Business are in compliance in all material respects with all applicable Laws, there are no material violations of any such Laws, and neither Seller nor any of its Subsidiaries has received any written notice from the FDA or any other Regulatory Authority alleging any material non-compliance with any Laws applicable to the conduct of the Business. The Seller specifically does not make any representations about the use of any promotional, medical or other marketing materials relating to the Business Product used by Buyer after the Closing, notwithstanding that some or all of any such materials may have been created in whole or in part by Seller prior to the Closing.  All such materials are being delivered as part of the Acquired Assets as-is and without any warranty or representation of any kind and Seller shall have no Liability with respect to their use after the Closing.

(b)  During the two years prior to the Closing Date, with respect to the Business Product, none of Seller or its Affiliates has received or been subject to any: (i) Form 483s, warning letters or other written correspondence from the FDA in which the FDA asserted that the operations of Seller or its Affiliates or other licensees were not in compliance with applicable Law; (ii) warning letters or other written correspondence from any other Governmental Authority in which such other Governmental Authority asserted that the operations of Seller, its Affiliates or other licensees were not in compliance with applicable Law; or (iii) investigation, penalty for corrective or remedial action or other compliance or enforcement action initiated by the FDA or any other Governmental Authority. During the two years prior to the Closing Date, except as set forth on Schedule 7.10(b), there has not been any: (A) occurrence of any voluntary or compelled product recall or market withdrawal or replacement conducted by or on behalf of Seller or any other licensee concerning the Business Product; (B) product recall, market withdrawal or replacement conducted by or on behalf of any entity as a result of any alleged defect in the Business Product; or (C) to Seller’s Knowledge, event materially affecting the safety of the Business Product.

(c)  There are no pending or, to Seller’s Knowledge, threatened in writing actions by the FDA or other Regulatory Authorities which would prohibit or impede the conduct of the Business as currently conducted or contemplated to be conducted in any material respect. Seller has timely filed all forms, applications, statements, reports, data and other information required to be filed with any Regulatory Authority in connection with the conduct of the Business. Seller has not made any material false statements on, or, to Seller’s Knowledge, material omissions from, the applications, approvals, reports and other submissions Seller has made to the FDA or other Regulatory Authorities prepared or maintained to comply with the requirements of the FDA or such other Regulatory Authorities relating to the Business that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or similar policies, or for any other Regulatory Authority to invoke any similar policies, set forth in any applicable Laws.

(d)  Except as set forth on Schedule 7.10(d), Seller and its Subsidiaries, solely with respect to the Business and the Business Product, as applicable: (a) are and, during the two years prior to the Closing Date, have been in material compliance with all Laws applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, sale, offer for sale, storage, import, export or disposal of the Product Formulation; (b) have not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other written correspondence or notice from the FDA or any other Government Entity alleging or asserting material noncompliance with any Laws or any authorizations thereto required by any such Laws in connection with the Business; (c) possess all material authorizations necessary for their conduct of the Business and Seller is not in material violation of any term of any such authorizations; (d) have not received written notice of any Proceeding pending by the FDA or any other Government Entity or third party alleging that any Product Formulation, or operation or activity related to any Product Formulation, is in violation of any Laws or authorizations and has no Knowledge that the FDA or any other Government Entity or third party is considering any such Proceeding; (e) have not, during the two years prior to the Closing Date, received written notice that the FDA or any other Government Entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any Regulatory Approvals related to the Business; and (f) have filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments with respect to the Business as required by any Laws or authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission.

(e) The preclinical studies and clinical trials with respect to the Business Product conducted by or on behalf of Seller and its Subsidiaries were and, if still ongoing, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Laws and authorizations applicable to such studies and trials. All materials used in such trials materially complied with applicable Governmental Authorization and Laws, and there have not been any material deficiencies or defects in such materials. Solely with respect to the Business Product: (i) the Seller and its Subsidiaries have not received any written notices or correspondence from the FDA or any other Government Entity requiring the termination, suspension or material modification of any preclinical study or clinical trial of a Product Formulation conducted by or on behalf of Seller or its Subsidiaries, and (ii) neither Seller nor any of its Subsidiaries has received any written communication from any Person threatening any claim or lawsuit against Seller or any of its Subsidiaries arising from the administration of a Product Formulation to any Person in the course of any clinical trial conducted by or on behalf of Seller or its Subsidiaries.

(f) Except as set forth on Schedule 7.10(f), with respect to the Business Product, to Seller’s Knowledge, Seller and its Subsidiaries are in material compliance with, and have in place, as applicable, appropriate policies and procedures to ensure material compliance with: (i) all applicable labeling, safety, notification, registration, manufacturing, testing, approval, clearance, transportation, storage, record-keeping, reporting, and all other requirements concerning the Business Products and/or any facilities used by Seller or any of its Subsidiaries, including under the FDCA, the Federal Trade Commission Act, the Dietary Supplement and Nonprescription Drug Consumer Protection Act of 2006, and the FDA Amendments Act of 2007, including, but not limited to, the External Analgesic Drug Products for Over-the-Counter Human Use and all other regulations promulgated under each of those Acts.

(g) Except as set forth on Schedule 7.10(g), during the two (2) years immediately preceding the Closing, no Business Product has been in material nonconformity with any guaranty provided by the Company pursuant to 21 CFR Part 7, Subpart A, and (ii) as of the Closing Date, no Business Product transferred under this Agreement has been adulterated or misbranded by the Company or, to the Knowledge of the Company, by any other person or entity, pursuant to applicable provisions of the FDCA or any other Health Care Laws, nor is any such product an article which may not, under the provisions of sections 404, 505, 510(k), 512, or 515 of the FDCA, be introduced into interstate commerce, and (iii) as of the date it is placed into interstate commerce by the Company, no Business Product is adulterated or misbranded pursuant to the FDCA or to any other Health Care Laws, nor is any such product an article which may not, under the provisions of sections 404, 505, 510(k), 512, or 515 of the FDCA, be introduced into interstate commerce.

(h) Schedule 7.10(h) identifies each material recall of a Business Product or inquiry from a Governmental Authority (whether voluntary or compulsory) in the five (5) years prior to the date of this Agreement. Except as set forth on Schedule 7.10(h), no Business Product developed, formulated, sold, offered for sale, or distributed by Seller or any of its Subsidiaries is currently subject to a recall required or requested by any Governmental Authority and, to Seller’s Knowledge, there exists no fact or circumstance that would reasonably be expected to impose on Seller or any of its Subsidiaries a duty to recall or withdraw any Business Product or warn any consumer of a product defect. During the five (5) years immediately preceding the Closing, the Business Products developed, formulated, sold, offered for sale, or distributed by Seller or any of its Subsidiaries were manufactured in accordance with the requirements of 21 CFR Parts 210 and 211 in all material respects.

(i) Except as set forth on Schedule 7.10(i), none of Seller or any of its Subsidiaries, nor, to Seller’s Knowledge, any Person acting on behalf of Seller or any of its Subsidiaries, has (i) conducted any clinical trials on any Business Products or (ii) received any written notice that the FDA or any other Governmental Authority or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any planned clinical trial or otherwise restrict any research or study related to any Business Product.

(j) Neither Seller nor, to Seller’s Knowledge, any officer, employee or agent of Seller or any of its Subsidiaries has made any untrue statement of a material fact or fraudulent statement to the FDA or any similar Governmental Authority or failed to disclose a material fact required to be disclosed to the FDA or any similar Governmental Authority with respect to the Business or the Acquired Assets.

(k) Without making any representations as to the compliance of the promotional and medical marketing materials relating to the Business with applicable Laws, all Seller promotional and medical marketing materials relating to the Business Product were reviewed by Seller’s medical, legal and regulatory committee, and those materials specifically set forth on Schedule 7.10(k) were submitted to the FDA’s Office of Prescription Drug Promotion prior to first public use. Notwithstanding anything in this Agreement to the contrary, Seller makes no representations and warranties as to the compliance of the promotional and medical marketing materials relating to the Business with applicable Laws.

7.11 Business Information; Undisclosed Liabilities.

(a) Attached to Schedule 7.11(a) is a copy of (i) the unaudited balance sheet of the Business as of March 31, 2023, (ii) a statement of inventory reconciliation for the Business, (iii) a valuation of the raw materials of the Business as of March 31, 2023, and (iv) a statement of the inventory associated with the Business as of March 31, 2023 (the “Business Information”). The Business Information was prepared using materially accurate data derived from the books and records related to the Business, and fairly presents in all material respects such information of the Business as of the dates indicated, provided that, the Business Information does not include the effect of the Field Correction (as such term is defined in the Disclosure Schedule).

(b) Except as set forth on Schedule 7.11(b), there are no Liabilities of the Business of any character or nature (whether or not required to be disclosed in accordance with GAAP), other than (i) those reflected or reserved against in the Business Information, or (ii) those that have been incurred in the ordinary course of business since March 31, 2023 and that are not material, individually or in the aggregate, to the Business, taken as a whole. Seller is not insolvent, nor will Seller be rendered insolvent by any of the transactions contemplated herein. As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of the assets of Seller.

7.12 Taxes.

(a) Seller (i) has timely filed (or will timely file) with the appropriate Governmental Authorities all Tax Returns required to be filed by Seller with respect to the Business and the Acquired Assets and (ii) has timely paid (or will timely pay) all Taxes it owes whether or not shown as payable on such Tax Returns. All such Tax Returns filed by Seller are true and correct in all material respects. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person, and Seller has complied with all reporting and recordkeeping requirements in connection therewith. There are no Encumbrances for Taxes on any of the Acquired Assets.

(b) There is no Proceeding or audit now pending against Seller in respect of any Taxes or assessments with respect to the Business or the Acquired Assets, and Seller has not waived any applicable statute of limitations with respect to such Taxes or agreed to any extension of time with respect to such Taxes. No claim has ever been made by a Governmental Authority that Seller may be subject to taxation with respect to the Business or the Acquired Assets in a jurisdiction in which such Party is not currently filing Tax Returns.

(c) No claim has been made by a Governmental Authority in a jurisdiction where Seller does not file a Tax Return with respect to the Business or the Acquired Assets, that Seller should be filing Tax Returns in such jurisdiction with respect to the Business or the Acquired Assets.

(d) None of the Contracts or the Assumed Liabilities are or include, and neither Seller nor any of its Affiliates are a party to, a Tax sharing, Tax allocation or similar arrangement (including indemnity arrangements), pursuant to which Buyer or any of its Affiliates may have any obligations to make payments after the Closing.

(e) There are no Tax Liabilities of Seller or its Affiliates that could result in Liability to Buyer as a transferee or successor or otherwise attach to any of the Acquired Assets.

(f)   Seller has, to the extent applicable, furnished properly completed exemption certificates and maintained all such records and supporting documents in respect of any sales and use Taxes related to the Business and the Acquired Assets in the manner required by applicable Law.

7.13 Certain Transactions. Neither Seller nor any of its controlled Affiliates, nor, to Seller’s Knowledge, any officer, director or employee of Seller or any of its controlled Affiliates, nor, to Seller’s Knowledge, any family member of any such officer, director or employee: (a) has any ownership or interest in any of the Acquired Assets, (b) participates in, engages in or owns any business that (i) has an ongoing business relationship with Business, or (ii) competes with or is engaged in the same business as the Business, (c) is a party to any Assumed Business Contract, or (d) owes any amount to, or is owed any amount by, Seller with respect of the Business.

7.14 Insurance. Schedule 7.14 sets forth a complete and accurate list and description of all policies of insurance presently in effect with respect to the Acquired Assets or the Business (the “Insurance Policies”). All such Insurance Policies are valid, outstanding and enforceable. No written notice of cancellation or termination has been received by Seller with respect to any of the Insurance Policies. All premiums currently payable or previously due on the Insurance Policies have been paid.

7.15 Customers and Suppliers. Schedule 7.15 lists each of the customers, suppliers, contract manufacturers or licensors of the Business as of the date hereof. No such customer or contract manufacturer has terminated or materially curtailed its relationships with the Business or, to the Knowledge of the Seller, notified Seller or any of its Subsidiaries of any intention to terminate or materially curtail its relationship with the Business.

7.16 Product Matters.

(a)  No Proceeding has been filed or commenced during the five (5) years immediately preceding the Closing by any Governmental Authority against Seller alleging that any Business Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Authority. During the five (5) years immediately preceding the Closing, none of the Business Products has been the subject of any replacement, modification or recall campaign by Seller and, to the Knowledge of Seller, no facts or conditions related to any product exist which would reasonably be expected to result in such a campaign.

(b)  Schedule 7.16(b) sets forth the standard terms and conditions of sale of the Business Products and all forms of guaranty, warranty, right of return, right of credit or other indemnity that legally bind the Seller in connection with any products that have not yet expired. Except as provided by applicable Law, no Business Products are subject to any term and conditions, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 7.16(b). Each Business Product marketed or sold by Seller during the five (5) years immediately preceding the Closing has been in conformity in all material respects with internal specifications, good manufacturing practices, and standard operating procedures.

7.17 Brokerage. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any agreements, written, oral or otherwise made by or on behalf of Seller.

7.18 No Additional Representations. Seller acknowledges that Buyer has not made any representation or warranty, express or implied, regarding Buyer, except for the representations and warranties of Buyer expressly set forth in Section 8 of this Agreement. Seller further agrees that, except with respect to the representations and warranties of Buyer expressly set forth in Section 8 of this Agreement, Buyer shall not have or be subject to any liability to Seller resulting from the distribution to Seller, or Seller’s use of, any information, document or material provided to Seller or made available to Seller, as Seller acknowledges that no representations or warranties are made with respect to any such information, document, material or statement. Notwithstanding the foregoing, the foregoing provisions shall not limit or abrogate (i) the representations and warranties expressly set forth in Section 8 of this Agreement or Seller’s right to rely thereon or (ii) Buyer’s liability to Seller in the event of Fraud by or on behalf of the Buyer.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS SECTION 7, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER, THE BUSINESS, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES.

8. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the following statements are true and correct as of the date hereof:

8.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary corporate power and authority to carry on its business as now conducted and to own and lease the properties and assets it now owns and leases.

8.02 Authorization of Agreement; No Conflict.

(a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by Buyer and to consummate the transactions provided for herein and therein. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the performance by Buyer of the obligations to be performed hereunder and thereunder have been duly authorized by Buyer by all requisite corporate action. This Agreement is, and each other Transaction Documents to be executed by Buyer will be when so executed, a valid and binding obligation of Buyer, enforceable in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and by general equitable principles.

(b) The execution and delivery of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time, conflict with, result in or constitute a breach, default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance pursuant to, the terms or conditions of Buyer’s Organizational Documents or any Legal Requirement or any mortgage, lease, franchise, license, permit, contract, agreement and/or instrument to which Buyer is a party or by which Buyer is bound.

8.03 Litigation. There is no Proceeding pending or, to Buyer’s knowledge, threatened against Buyer, except as would not reasonably be expected to materially and adversely affect or restrict Buyer’s ability to consummate the transactions contemplated by this Agreement.

8.04 Brokerage. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any agreements, written, oral or otherwise made by or on behalf of Buyer.

8.05 Financial Capability; Solvency. Buyer will have on the Closing Date sufficient immediately available funds in cash to pay the Closing Payment described in this Agreement and to pay its related fees and expenses. Buyer is not insolvent, nor will Buyer be rendered insolvent by any of the transactions contemplated herein. As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities of Buyer exceeds the present fair saleable value of the assets of Buyer.

8.06 No Additional Representations or Warranties. Buyer acknowledges that Seller has not made any representation or warranty, express or implied, regarding Seller, the Business, the Acquired Assets or the Assumed Liabilities, except for the representations and warranties of Seller expressly set forth in Section 7 of this Agreement. Buyer further agrees that, except with respect to the representations and warranties of Seller expressly set forth in Section 7 of this Agreement, Seller shall not have or be subject to any liability to Buyer or any other Buyer Indemnified Party resulting from the distribution to Buyer, or Buyer’s use of, any information, document or material provided to Buyer or made available to Buyer in the Data Room, management presentations or any other form in expectation of the transactions contemplated by this Agreement, including any estimates, forecasts, plans, financial projections or statements concerning the backlog or pipeline of the Business, as Buyer acknowledges that no representations or warranties are made with respect to any such information, document, material or statement. Buyer further acknowledges that there are uncertainties inherent in attempting to make any such estimates, forecasts, projections or statements, that Buyer is familiar with such uncertainties, and that Buyer is fully responsible for making its own evaluation of the adequacy and accuracy of any such estimates, forecasts, projections or statements. Buyer further acknowledges and agrees that (a) it has conducted such investigations of Seller and the Business as it deems necessary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, (b) it and its representatives have been permitted access to the records, facilities, equipment, Tax Returns, Contracts and other properties and assets of Seller which they have desired and requested to see and/or review, and (c) it and its representatives have had the opportunity to meet with representatives of Seller to discuss the Business, the Acquired Assets and the Assumed Liabilities. Notwithstanding the foregoing, the foregoing provisions shall not limit or abrogate (i) the representations and warranties expressly set forth in Section 7 (as modified by the Disclosure Schedule) of this Agreement or Buyer’s right to rely thereon or (ii) Seller’s liability to Buyer or any other Buyer Indemnified Party in the event of any Fraud by or on behalf of the Seller.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF BUYER EXPRESSLY SET FORTH IN THIS SECTION 8, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF BUYER.

9. Covenants and Agreements.

9.01 Restrictive Covenants.

(a) Nondisclosure. For a period of five (5) years following the Closing Date, except as otherwise expressly provided in this Agreement, Seller will hold in confidence and not disclose, release or use (except as may be necessary to enforce its rights as described in clause (iii) below, in connection with the performance of its obligations under this Agreement or any of the other Transaction Documents or the preparation of any Tax Returns required to be filed by it pursuant to this Agreement) without the prior written consent of Buyer, any and all Confidential Information related to the Business and the Acquired Assets; provided, that Seller may disclose, or may permit disclosure of, such information: (i) to its representatives who have a need to know such information for a purpose not prohibited by this Section 9.01(a) and are informed of their obligation to hold such information confidential to the same extent as is applicable to Seller and in respect of whose failure to comply with such obligations Seller will be responsible, (ii) if Seller or its representatives are required to disclose any such information pursuant to applicable Law or stock exchange rules or (iii) in connection with the enforcement of any right or remedy or the defense of any claim relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary in the foregoing, in the event that any demand or request for disclosure of such Confidential Information is made pursuant to clause (ii) above, Seller will to the extent permissible promptly notify Buyer of the existence of such request or demand and will provide Buyer a reasonable opportunity to seek an appropriate protective order or other remedy (and cooperate with Buyer with respect thereto, at Buyer’s sole cost and expense), and in the event such protective order or other remedy is not obtained, Seller may disclose such Confidential Information without Liability hereunder, but will furnish only that portion of such Confidential Information that Seller is advised by legal counsel (which may be in-house counsel) it is legally required to disclose and will, to the extent requested by Buyer, exercise reasonable efforts, at Buyer’s sole cost and expense, to preserve the confidentiality of such information; provided that, with respect to Confidential Information that constitutes a trade secret under applicable Law, Seller’s confidentiality obligations with respect to such Confidential Information pursuant to this Section 9.01(a) shall survive indefinitely. Notwithstanding anything to the contrary herein, this Section 9.01(a) will not apply to information: (A) to the extent relating to Seller other than the Business or the Acquired Assets, (B) that is or becomes generally available to the public other than as a result of disclosure by Seller or an Affiliate or representative of Seller in breach of any confidentiality obligation, (C) that becomes available to Seller or an Affiliate of Seller after the Closing Date on a non-confidential basis from a source other than Buyer or an Affiliate or representative of Buyer (provided, that such source is not known by Seller, after due inquiry, to be bound by any obligation of confidentiality to Buyer) or (D) that is independently developed by Seller or any Affiliate of Seller following the Closing without reference to or reliance upon the Confidential Information and only by Persons who have never accessed such Confidential Information.

(b) Noncompetition; Nonsolicitation. For a period of five (5) years following the Closing Date, Seller will not, and will cause its controlled Affiliates to not, directly or indirectly, (i) engage in the Restricted Business anywhere in the world, (ii) control any entity that engages in the Restricted Business, or (iii) knowingly and willfully cause, induce or encourage any material customer, supplier, contract manufacturer or licensor of the Business as of the Effective Time, or any other Person who has a material business relationship with the Business as of the Effective Time, to terminate or modify such material customer, supplier, licensor or other material business relationship with the Business; provided, however, that neither (x) the ownership of not more than five percent (5%) of the outstanding shares of any publicly held company that engages in an activity otherwise prohibited by this Section 9.01(b) nor (y) any Transition Services contemplated by this Agreement shall constitute a breach of this Section 9.01(b). Further, if Seller acquires a business that, while primarily engaged in other activities, also engages in the Restricted Business (a “Prohibited Business”), and Seller (x) promptly winds down the Prohibited Business, or (y) divests the Prohibited Business within sixty (60) days following the closing date of the acquisition of the Prohibited Business, then such actions shall not constitute a breach of this Section 9.01(b).

(c) Reasonableness; Equitable Relief. Seller acknowledges and agrees that the restrictions and covenants contained in this Section 9.01 are reasonably necessary to protect the legitimate business interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby. Seller specifically acknowledges and agrees that Buyer will be entitled to seek injunctive relief for a breach of any restriction contained in this Section 9.01. If at any time a court or arbitrator’s award holds that the restrictions in this Section 9.01 are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The Parties agree that any breach of the provisions contained in this Section 9.01 will result in serious and irreparable injury and therefore money damages would not be an adequate remedy for any such breach. Therefore, in the event of a breach or threatened breach of any provisions of this Section 9.01 that is continuing, Buyer, its successors and assigns and any third-party beneficiary to this Agreement, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Seller or any of its controlled Affiliates of this Section 9.01, the applicable non-compete term shall be tolled until such breach or violation has been duly cured.

9.02 Publicity. No public announcement related to this Agreement or the transactions contemplated herein will be issued without the joint approval of Seller and Buyer, which approval shall not be unreasonably withheld, conditioned or delayed, except in any public disclosure which Seller, in its good faith judgment, believes is required by applicable Law or by any stock exchange on which its securities are listed. If Seller, in its good faith judgment, believes such disclosure is required, Seller shall use its commercially reasonable efforts to consult with Buyer, and to consider in good faith any revisions proposed by Buyer, as applicable, prior to making (or prior to any Affiliate making) such disclosure; provided that Buyer shall deemed to have consented to any such disclosure to the extent Seller has provided Buyer with a draft thereof and Seller has not suggested any revisions within five (5) Business Days of Seller’s receipt of such draft. Notwithstanding the foregoing, without the approval of the other Party, Buyer and Seller and their respective Affiliates may, following the Closing Date and subject to the other terms and conditions of this Agreement, (a) make internal announcements to their and their Affiliates’ respective employees and Affiliates, (b) communicate with Governmental Authorities regarding this Agreement and the transactions contemplated hereby, and (c) make the public announcements and engage in public communications regarding this Agreement and the transactions contemplated hereby (in the case of this clause (c), solely to the extent such announcements or communications are consistent with a communications plan agreed upon by Seller and Buyer or their respective prior public communications made in compliance with this Section 9.03).

9.03 Post-Closing Access to Records and Personnel. For a period of five (5) years after the Closing Date, upon receipt of reasonable prior notice, Buyer and Seller each agree to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense (but only for the reasonable out-of-pocket costs and expenses incurred by the Party in providing such access), reasonable access during normal business hours, and in a manner so as not to unreasonably interfere with the conduct of such other Party’s business, to the other Party’s employees and to any books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating solely to the conduct of the Business on or before the Closing Date, in the possession or under the control of the other Party that the requesting Party reasonably needs: (a) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party by a Governmental Authority having jurisdiction over the requesting Party or by applicable stock exchange rules, (b) for use in any Proceeding, or in order to satisfy Tax, audit, accounting, claims, regulatory, or other similar requirements, (c) in connection with the filing of any Tax Return or election or any amended return or claim for refund, determining a Liability for Taxes or a right to a refund of Taxes or any Tax audit or other Proceeding in respect of Taxes or (d) to comply with its obligations under this Agreement or any of the other Transaction Documents; provided, however, that no Party will be required to provide access to or disclose information where such access or disclosure would be reasonably expected to violate any Law or Contract, or waive any attorney-client or other similar privilege (provided, that in the event such provision of information would reasonably be expected to violate any Law or Contract or waive any attorney-client or other similar privilege, the Party with such information will inform the other as to the general nature of what is being withheld as a result of the foregoing and will take all reasonable measures to permit the disclosure in a manner that avoids any such violation or waiver). Any information owned by a Party that is provided to a requesting Party pursuant to this Section 9.03 will be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement will be construed as granting or conferring rights of license or otherwise in any such information. No Party will have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Section 9.03 is found to be inaccurate or is destroyed or lost after commercially reasonable efforts by such Party to comply with the provisions of this Section 9.03.

9.04 Expenses. Except as otherwise provided herein, Buyer, on the one hand, and Seller, on the other hand, agree to each bear their own expenses, fees, and costs in connection with the transactions contemplated by this Agreement; provided, however, that (a) all transfer, documentary, sales, use, stamp, registration, recording and other such similar Taxes, and all other conveyance fees, recording charges and other charges and fees (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer, and (b) all costs required to obtain the consents of Persons listed on the Consent Schedule shall be paid by Seller. The Parties agree to reasonably cooperate to (i) sign and deliver any resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any Transfer Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Transfer Taxes.

9.05 Wrong Pockets Clause.

(a) If, after the Closing, Seller receives any amounts with respect to Post-Closing Receivables, Seller will remit such amounts to Buyer within five (5) Business Days after such Seller’s receipt thereof.

(b) If, after the Closing, either Buyer on the one hand, or Seller or any of its Subsidiaries, on the other hand, becomes aware that any of the Acquired Assets has not been transferred to Buyer or that any of the Excluded Assets has been transferred to Buyer, it shall promptly notify the other Party in writing and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred, with any necessary prior third party consent or approval, to (a) Buyer, in the case of any Acquired Asset that was not transferred to Buyer at the Closing; or (b) Seller, in the case of any Excluded Asset that was transferred to Buyer at the Closing.

9.06 Transition Services. The services contemplated by this Section 9.06 are collectively referred to as the “Transition Services.”

(a) Seller shall, and shall cause its Subsidiaries to, reasonably cooperate with Buyer’s request for assistance in a timely manner in connection with the transfer of the Acquired Assets and, upon Buyer’s request, provide reasonable assistance in a timely manner to enable Buyer to commercialize the Acquired Assets in a manner similar to that practiced by Seller prior to the Closing Date, it being understood that Seller shall not provide Buyer with legal or regulatory advice, all as set forth in more detail pursuant to Section 9.06(b) below. After the Closing Date, Seller shall take any and all actions reasonably necessary or appropriate to transfer the Regulatory Approvals and Regulatory Documentation to Buyer at its sole cost and expense.  The parties will agree upon procedures to ensure a smooth transition from Seller to Buyer of all of the activities required to be undertaken by the Regulatory Approvals and Regulatory Documentation.

(b) Promptly after the Closing Date, Buyer and Seller will reasonably cooperate in good faith to discuss the terms and conditions of a transition services agreement to be entered into as soon as reasonably practicable after the Closing Date pursuant to which Seller will provide mutually agreed transition services (including with respect to storage and transport of inventory of the Business Product) to Buyer on customary terms, including prompt reimbursement of Seller’s out-of-pocket costs and reimbursement of a reasonable amount of time spent by Seller’s personnel providing such services in an amount to be determined. Until such transition services agreement is entered into, Seller will use its commercially reasonable efforts to provide for a smooth and orderly transition of the Business to the Buyer, including the services contemplated to be covered by the transition services agreement, provided that Buyer will promptly reimburse Seller for its out-of-pocket costs and reimbursement of a reasonable amount of time spent by Seller’s personnel providing such services in an amount to be determined. For any Transition Services provided under this Section 9.06(b), (i) Seller shall be named an “additional insured” under Buyer’s applicable insurance policies and (ii) in no event shall Seller have any liability (x) with respect to such Transition Services for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault or (y) in an amount exceeding any fees paid by Buyer to Seller for such Transition Services, whether in contract or in tort, regardless of the form in which such claim may be brought. Any Transition Services under this Section 9.06(b) shall be provided for a term not to exceed 90 days from the Closing Date, subject to extension by mutual written agreement of the parties.

(c) Promptly after the Closing Date, Seller will use commercially reasonable efforts to obtain the third-party consents set forth on the Consent Schedule, at its sole cost and expense.

(d) Neither the Transition Services nor the transactions contemplated by this Agreement create any partnership, joint venture or fiduciary relationship between the parties.

9.07 Further Assurances. Upon request, from time to time, each Party agrees that it shall (or direct its employees to, if applicable) execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be necessary or desirable in the reasonable opinion of the other Party to consummate the transactions contemplated hereby.

9.08 Use of Inventories of Business Products. Buyer agrees that it will not ship, transfer or use any inventory of Business Product included in the Acquired Assets unless Buyer first (a) removes any labels referring to Seller or any of its subsidiaries from such Business Products and replaces it with labels referring to Buyer or its subsidiaries and (b) has all Regulatory Approvals and other licenses or approvals from applicable Governmental Authorities required to so ship, transfer or use any such Business Product in compliance with applicable Law.

9.09  Promotional/Marketing Materials. Buyer acknowledges and agrees that the promotional and medical marketing materials relating to the Business are sold to Buyer on an as-is basis.

10. Indemnification.

10.01 Indemnification by Seller. From and after the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller, on behalf of itself, its Subsidiaries and its successors and assigns, hereby covenants and agrees to indemnify, defend and hold Buyer and its Affiliates, stockholders, directors, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) harmless from and against, and reimburse the Buyer Indemnified Parties for all costs of, any demand, claim, damage, Liability, loss, cost or expense (including interest, penalties, costs of preparation and investigation and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors and other costs and expenses incident to proceedings or investigations, or the defense or settlement of any claim) (collectively, “Buyer’s Damages”) directly or indirectly arising out of, resulting from or relating to:

(a) any breach of any representation or warranty of Seller made in Section 7 of this Agreement (as modified by the Disclosure Schedule);

(b) any breach or failure of Seller to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Seller or any of its Subsidiaries or Affiliates pursuant to this Agreement;

(c) any Pre-Closing Taxes;

(d) the Excluded Liabilities;

(e) any Indebtedness of Seller;

(f) any Seller’s Transaction Expenses; or

(g) any claims that the Business Intellectual Property or the Business Products infringe any other Person’s Intellectual Property.

10.02   Limitations on the Indemnification Obligations of Seller.

(a)   Survival Periods for Representations, Warranties and Covenants.

(i)   Subject to clause (iv) below, the representations and warranties set forth in Section 7.01 (Organization), Section 7.02 (Authorization of Agreement; No Violation), Section 7.03 (Consents and Approvals), Section 7.05(a) (Title to Acquired Assets), the first sentence of Section 7.07(b), Section 7.12 (Taxes) and Section 7.17 (Brokerage) (collectively, the “Fundamental Representations”) shall survive the Closing until thirty (30) days after the expiration of the statute of limitations applicable to the underlying breach of representation or warranty.

(ii)   Except for claims of Fraud, and subject to clause (iv) below, all representations and warranties of Seller set forth in Section 7 of this Agreement, other than Fundamental Representations, shall survive the Closing until the eighteen (18) month anniversary of the Closing Date.

(iii)   Except for claims of Fraud, and subject to clause (iv) below, Seller’s obligations under Section 10.01(g) shall survive the Closing until the eighteen (18) month anniversary of the Closing Date. All other covenants and agreements contained in this Agreement and the other Transaction Documents shall survive the Closing in accordance with their terms.

(iv) Seller’s obligation to indemnify the Buyer Indemnified Parties with respect to a claim (a) for a breach of any of the representations and warranties of Seller set forth in Section 7 of this Agreement, or (b) pursuant to Section 10.01(g), shall extend (with respect to such claim) beyond the applicable survival period only for claims of Fraud or if the Buyer Indemnified Party asserts such claim in a Notice of Claim duly delivered to Seller prior to the expiration of such survival period.

(b)   Basket. No indemnification shall be payable by Seller under Section 10.01(a) or Section 10.01(g) unless and until the Buyer’s Damages exceed, in the aggregate, $100,000 (the “Basket”). At such time as the aggregate amount of Buyer’s Damages exceeds the Basket, Seller shall be liable to the Buyer Indemnified Parties shall be entitled to seek indemnification in full for all breaches of such representations or warranties or pursuant to Section 10.01(g) without regard to the Basket (but subject to the other limitations set forth in this Section 10).

(i) Notwithstanding the foregoing, the Basket shall not apply to (a) claims for indemnification brought for breaches of the Fundamental Representations or (b) any claims of Fraud.

(c)   Caps.

(i) Seller’s aggregate liability under Section 10.01(a) and under Section 10.01(g) shall not exceed $4,000,000 (the “Cap”); provided, however, that the Cap shall not apply to (a) claims for indemnification brought for breaches of the Fundamental Representations, or (b) any claims of Fraud.

(ii) In no event shall Seller’s aggregate liability under Section 10.01 exceed the Purchase Price.

(d) Further Limitations. The Buyer Indemnified Parties shall not be entitled to indemnification under this Agreement:

(i) to the extent of any net Tax benefit described in Section 10.02(e) below;

(ii) to the extent of any insurance proceeds actually received by the Buyer Indemnified Party in connection with the facts giving rise to such indemnification, as determined pursuant to Section 10.02(f) below; and

(iii) to the extent that the Buyer’s Damages subject to a claim for indemnification resulted from failure of Buyer to undertake actions required by applicable Law to mitigate such Buyer’s Damages.

(e) Tax Benefit. The amount of any indemnity provided in this Agreement shall be reduced (but not below zero) by the amount of any reduction in cash Taxes paid by any Buyer Indemnified Party with respect to the taxable year in which the relevant Buyer Damages were incurred, which reduction arises directly as a result of the Buyer’s Damages giving rise to such indemnity claim (as determined on a “with-and-without” basis). If the indemnity amount is paid prior to the Buyer Indemnified Parties realizing a reduction in Taxes in connection with the claims giving rise to such payment, and the Buyer Indemnified Parties subsequently realize such reduction in Taxes, then the Buyer Indemnified Parties shall pay to Seller the amount of such reduction in Taxes (but not in excess of the indemnification payment or payments actually received with respect to such claims).

(f)   Insurance Proceeds. The amount of any indemnity provided in this Agreement shall be computed net of any insurance proceeds actually received by a Buyer Indemnified Party in connection with or as a result of any claim giving rise to an indemnification claim hereunder. If the indemnity amount is paid prior to the Buyer Indemnified Party’s actual receipt of insurance proceeds related thereto, Buyer shall assign its right to such insurance and allow Seller to pursue collection of such insurance proceeds. In addition, if a Buyer Indemnified Party subsequently receives such insurance proceeds, then the Buyer Indemnified Party shall promptly pay to Seller the amount of insurance proceeds subsequently received (net of all related costs, expenses and other Liabilities), but not more, in the aggregate, than the indemnity amount paid by Seller.

(g) Collection Principles. The Buyer Indemnified Parties will be entitled to indemnification pursuant to Section 10.01(a) and Section 10.01(g) (including claims based on a breach of the Fundamental Representations) in the following order: (a) first, the Buyer Indemnified Parties will incur Buyer’s Damages until the Buyer Indemnified Parties shall have borne Buyer’s Damages in excess of the Basket, (b) second, the Buyer Indemnified Parties will be entitled to indemnification by set off against Note A (provided it is then outstanding), Note B (provided it is then outstanding), and Note C (provided it is then outstanding) until the entire outstanding amounts of Note A, Note B and Note C have been set off and (c) thereafter, the Buyer Indemnified Parties will be entitled to indemnification directly from Seller (but subject to the other limitations set forth in this Section 10).

(h) Materiality. Notwithstanding anything contained herein or elsewhere to the contrary, all “material” and “Material Adverse Effect” or similar materiality type qualifications contained in the representations and warranties set forth in this Agreement shall be ignored and not given any effect for purposes of calculating the amount of any Buyer’s Damages.

(i)  Certain Damages. Seller shall not have any liability under any provision of this Agreement for, and the amount of Buyer’s Damages shall not include punitive damages (except to the extent such damages are payable in connection with a Third Party Claim).

10.03 Indemnification by Buyer. From and after the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer, on behalf of itself and its successors, hereby covenants and agrees to indemnify, defend and hold Seller and its Affiliates, shareholders, directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”) harmless from and against, and shall reimburse the Seller Indemnified Parties for all costs they incur with respect to, any demand, claim, damage, Liability, loss, cost or expense (including interest, penalties, costs of preparation and investigation and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors and other costs and expenses incident to proceedings or investigations, or the defense or settlement of any claim) (collectively, “Seller’s Damages”) directly or indirectly arising out of, resulting from or relating to:

(a) any breach of any representation or warranty of Buyer made in Section 8 of this Agreement;

(b) any breach or failure of Buyer to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Buyer pursuant to this Agreement; or

(c)  the Assumed Liabilities.

10.04 Indemnification Procedure.

(a) Following the discovery of any facts or conditions that could reasonably be expected to give rise to a claim for either Buyer’s Damages or Seller’s Damages, the Person seeking indemnification under this Agreement (the “Indemnified Party”) shall promptly, but in any event within thirty (30) days thereafter, provide written notice to the Party from whom indemnification is sought (the “Indemnifying Party”), setting forth, to the extent known by the Indemnified Party, the facts and circumstances, in reasonable detail, relating to such Buyer’s Damages or Seller’s Damages, as applicable, the amount of such Buyer’s Damages or Seller’s Damages (or a non-binding, reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation) and the Section(s) of this Agreement upon which the Indemnified Party is relying in seeking such indemnification (such written notice being hereinafter referred to as a “Notice of Claim”); provided that no delay in providing such Notice of Claim shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Indemnifying Party is materially and adversely prejudiced in connection therewith. In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of a Notice of Claim that the Indemnifying Party disputes its liability to the Indemnified Party under this Section 10 or the amount thereof, the claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 10 (subject to all of the limitations and other terms of this Section 10), and the Indemnifying Party shall pay the amount of such Liability that it is required to pay under this Section 10 to the Indemnified Party on demand or, in the case of any Notice of Claim in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined (subject to all of the limitations and other terms of this Section 10). In the event the Indemnifying Party has timely disputed its Liability with respect to such claim as provided above, such Indemnified Party and the appropriate Indemnifying Party, as promptly as possible, shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds an amount equal to such claim as determined hereunder (subject to all of the limitations and other terms of this Section 10).

(b)   The following provisions shall apply to any claim subject to indemnification under this Agreement that is filed, demanded or instituted by any third party, including any Governmental Authority (a “Third Party Claim”):

(i)   The Indemnified Party or Parties shall give the Indemnifying Party or Parties a Notice of Claim promptly after receipt by such Indemnified Party of notice of the assertion of a Third Party Claim against it, but in no event later than thirty (30) days thereafter; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from Liability hereunder with respect to such Third Party Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of any material rights and defenses otherwise available to the Indemnifying Party with respect to such Third Party Claim or the Indemnifying Party is materially and adversely prejudiced in connection therewith.

(ii) The Indemnifying Party shall have the right to undertake the control the defense of the Third Party Claim to the extent such Third Party Claim involves solely monetary damages by providing written notice to the Indemnified Party within twenty (20) days following receipt of such Notice of Claim by representatives chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the Indemnifying Party will not be entitled to assume the defense of any Proceeding if (a) such Third Party Claim could result in criminal liability of, or equitable remedies against, the Indemnified Party; (b) such Third Party Claim involves a customer, vendor, distributor, sales agent or employee of the Indemnified Party or its Affiliates or in the reasonable judgment of the Indemnified Party could reasonably be expected to result in a negative effect to the reputation or future business prospects of the Indemnified Party, (c) the Indemnified Party has been advised in writing by legal counsel that the interests of the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim are in conflict with one another, and as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such Third Party Claim, or (d) the Buyer’s Damages or Seller’s Damages resulting from such Third Party Claim would reasonably be expected to exceed any applicable limitations on the indemnification obligations set forth in this Section 10. In the event, however, that the Indemnifying Party declines or fails to assume, or is not permitted to assume, the defense of the Third Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20) day period, or if the Indemnifying Party is not entitled to assume the defense of the Third Party Claim in accordance with the preceding sentence, then such Indemnified Party may employ counsel to represent or defend it in any such Proceeding, and the reasonable fees and disbursements of such counsel for the Indemnified Party as incurred shall constitute Buyer’s Damages or Seller’s Damages (as the case may be) hereunder. In any audit, investigation, action or proceeding for which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(iii)   No Indemnified Party may settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such Third Party Claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder.

10.05   Tax Treatment. Any payments made to any Party pursuant to this Section 10 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the greatest extent permitted by Law.

10.06   Exclusive Remedy. The Parties acknowledge and agree that, after the Closing, the indemnification provisions in this Section 10 shall be the exclusive remedy of the Parties with respect to the transactions contemplated by this Agreement, except for (a) claims of Fraud or (b) equitable relief permitted by Section 9.01 and Section 11.11.

11. Miscellaneous.

11.01 Governing Law. This Agreement shall be governed by the Laws of the State of Delaware without giving effect to any rule or provision thereof which would cause the application of the Law of any other state. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts located in Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state and federal courts located in Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such courts.

11.02   Entire Agreement. This Agreement (including the Annexes, Exhibits and Schedules hereto), together with the other agreements, documents and instruments referred to herein, constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings (including any indication of interest or any letter of intent entered into between the Parties), both written and oral, between the Parties with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other Person any rights or remedies hereunder. There have been and are no representations, warranties or covenants between the Parties other than those set forth or provided for in this Agreement and the other agreements and instruments referred to herein.

11.03   Notices. Any notice to be given hereunder shall be deemed given and sufficient if in writing and (a) delivered by hand or by reputable overnight courier, (b) mailed by registered or certified mail or (c) sent by email (.PDF or .TIF attachment). Notices and communications to Buyer or Seller will, unless another address is specified in writing, be sent to the address indicated below:

To Seller:

Veru Inc.
2916 North Miami Ave, Suite 1000
Miami, FL 33127 Attention: Phil Greenberg
Email: pgreenberg@verupharma.com

With a copy to (which shall not constitute notice) to:

Reinhart Boerner Van Deuren s.c.
1000 North Water Street, Suite 1700
Milwaukee, Wisconsin 53202
Attention: Benjamin G. Lombard
Email: blombard@reinhartlaw.com
To Buyer:

Blue Water Vaccines Inc.
201 East Fifth Street, Suite 1900
Cincinnati, Ohio 45202
Attention: Erin Henderson
Email: ehenderson@bluewatervaccines.com

With a copy to (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
Attention: Barry I. Grossman
Email: bigrossman@egsllp.com

11.04   Incorporation of Terms. The introductory language and Recitals set forth above, and the Annexes, Exhibits and Schedules identified herein, are incorporated into this Agreement by reference and made a part hereof.

11.05   Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.06   Waiver. Unless prohibited by Law, the covenants, obligations, agreements or conditions hereunder may be waived by the other Party to whom such compliance is owed by an instrument in writing duly executed by the Party granting such waiver. No waiver of any provision of this Agreement will be deemed, or will constitute, a waiver of any other term or provision, whether or not similar, or any subsequent breach or failure to comply with any such covenant, obligation, agreement or condition, nor will any waiver constitute a continuing waiver.

11.07 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the Parties.

11.08 Assignment; Binding Effect. Neither Party may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of the other Party, and any attempted assignment without such consent shall be void and without legal effect; provided that Buyer may assign or transfer its rights and obligations under this Agreement, in whole or from time to time in part, to any Affiliate of Buyer, provided that such transfer or assignment shall not relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any Party hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.09 Benefit. Subject to the following sentence, but notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement. Each of the Buyer Indemnified Parties and the Seller Indemnified Parties is a third party beneficiary of, and entitled to enforce the provisions of, this Agreement.

11.10 Disclosure Schedule. Seller has prepared the schedules attached to this Agreement (individually, a “Schedule” and, collectively, the “Disclosure Schedule”) and delivered them to Buyer on the date hereof. The Schedules shall be arranged by number to correspond to the sections of this Agreement, and Seller shall be permitted to include in the Disclosure Schedule any qualifications, disclosure or exceptions with respect to any subsection of Section 7. Any fact or item disclosed on any Schedule shall be deemed disclosed on all other Schedules to which an appropriate cross reference is made or on all other Schedules where it is reasonably apparent on its face that such disclosure applies to such other Schedules of the Disclosure Schedule. The Disclosure Schedule shall qualify the representations and warranties set forth in this Agreement or set forth other information required by this Agreement but shall not otherwise vary, change or alter the language of the representations and warranties contained in this Agreement or be interpreted as additional or independent representations or warranties. The inclusion of any item on any Schedule shall not constitute an admission that a violation, right of termination, default, liability or other obligation of any kind exists with respect to such item, but rather is intended only to qualify certain representations and warranties in this Agreement and/or to set forth other information required by this Agreement.

11.11 Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any breach of this Agreement by a Party could not be adequately compensated in all cases by monetary damages alone. It is accordingly agreed that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

11.12 Negotiation of Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.13   Facsimile Signature; Counterparts. This Agreement may be executed and delivered by electronic means (including by e-signature or by e-mail in .PDF or .TIF form) of original signatures and may be executed in counterparts, each of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each Party and delivered to the other Party.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

BUYER:

BLUE WATER VACCINES INC.

By:
Name: Joseph Hernandez
Title: Chief Executive Officer

SELLER:

VERU INC.

By:
Name: Mitchell S. Steiner, M.D., F.A.C.S.
Title: Chairman, President and Chief Executive Officer

[Signature page to Asset Purchase Agreement]

Exhibit A

Form of Note A

See attached.

A-1

Exhibit B

Form of Note B

See attached.

B-1

Exhibit C

Form of Note C

See attached.

C-1

Exhibit D

Purchase Price Allocation

See attached.

D-1

Exhibit E

Form of Bill of Sale

See attached.

E-1

Exhibit F

Form of Assignment and Assumption Agreement

See attached.

F-1